PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION DATED MARCH 17, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
_________________________________________________________

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to §240.14a-12
Sprouts Farmers Market, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SPROUTS
FARMERS MARKET
HERBS
SQUASH & PEPPERS
LEAFY GREENS

PROXY STATEMENT

FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION
April , 2025

Dear Sprouts Stockholders:
You are cordially invited to attend the 2025 Annual Meeting of Stockholders of Sprouts Farmers Market, Inc., which will be held via webcast at www.virtualshareholdermeeting.com/SFM2025, on Wednesday, May 21, 2025 at 8:00 a.m., Pacific time.
Proxy Voting
At the Annual Meeting, we will ask you to elect two members of our board of directors; vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2024 (commonly referred to as “say-on-pay”); ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2025 fiscal year; and vote on an amendment to our certificate of incorporation to declassify our board of directors.
Proxy Materials and Availability

We have elected to provide access to proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

How to Vote
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail, in accordance with the instructions included in the proxy statement.
On behalf of our board of directors, we would like to thank you for your continued interest and investment in Sprouts Farmers Market.
Sincerely,

Jack Sinclair Director and Chief Executive Officer

SPROUTS FARMERS MARKET, INC.
NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, May 21, 2025 at 8:00 a.m. Pacific time.

Place:	Via webcast at www.virtualshareholdermeeting.com/SFM2025

Items of Business:	(1)To elect two Class III directors to serve until the 2028 annual meeting of stockholders or until their successors are duly elected and qualified;

(2)To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2024 (“say-on-pay”);

(3)To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2025;

(4)To approve an amendment to our certificate of incorporation to declassify the board of directors (the "Declassification Amendment"); and

(5)To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Proposed Amended and Restated Certificate of Incorporation:	The text of the proposed Amended and Restated Certificate of Incorporation containing the Declassification Amendment is provided in Appendix B to the accompanying proxy statement.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on March 24, 2025 are entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Your vote is very important. To ensure your representation at the Annual Meeting, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. All stockholders as of the record date are invited to attend the Annual Meeting. You may vote at the Annual Meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Brandon F. Lombardi Chief Legal Officer and Corporate Secretary
This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about April , 2025.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 21, 2025.
This proxy statement and our 2024 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 29, 2024, are available at www.proxyvote.com and at
investors.sprouts.com.

This proxy statement contains forward-looking statements regarding Sprouts Farmers Market, Inc.’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in the company filings with the Securities and Exchange Commission, including the Risk Factors section of Sprouts Farmers Market, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024. We assume no obligation to update any of these forward-looking statements.

Proxy Statement Summary
PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.
Annual Meeting of Stockholders

Date:	Wednesday, May 21, 2025
Time:	8:00 a.m., Pacific time
Location:	Via webcast at www.virtualshareholdermeeting.com/SFM2025
Record Date:	March 24, 2025
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.
Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
Kristen E. Blum	For	22
Jack L. Sinclair	For	22
Advisory vote on the compensation paid to our named executive officers for fiscal 2024 ("say-on-pay")	For	56
Ratification of our independent registered public accounting firm	For	58
Approval of an amendment to our certificate of incorporation to declassify the board of directors	For	59
Voting Methods
You can vote in one of four ways:

Visit www.proxyvote.com to vote VIA THE INTERNET
Call 1-800-690-6903 to vote BY TELEPHONE
Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the virtual meeting to vote DURING THE WEBCAST.
To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 20, 2025. Stockholders may revoke their proxies at the times and in the manners described on page 8 of this proxy statement.
If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.
As used in this proxy statement, unless the context otherwise requires, references to the “Company,” “Sprouts,” “we,” “us” and “our” refer to Sprouts Farmers Market, Inc. and, where appropriate, its subsidiaries.
These proxy solicitation materials are being first provided on or about April , 2025 to all stockholders entitled to vote at the Annual Meeting.
Sprouts Farmers Market | 1 | Proxy Statement 2025

Business Summary
BUSINESS SUMMARY
True to our farm-stand heritage, Sprouts Farmers Market offers a unique specialty grocery experience featuring an open layout with fresh produce at the heart of the store. Sprouts inspires wellness naturally with a carefully curated assortment of better-for-you products paired with purpose-driven people. We continue to bring the latest in wholesome, innovative products made with lifestyle-friendly ingredients such as organic, plant-based and gluten-free. From our founding in 2002, we have grown rapidly, significantly increasing our sales, store count and profitability. Headquartered in Phoenix, with 440 stores in 24 states as of December 29, 2024, we are one of the largest and fastest growing specialty retailers of fresh, natural and organic food in the United States.

SPROUTS
FARMERS MARKET
Local
LOCAL FLAVORS
- U.S.A. -
ORGANIC
FARM FRESH
PRODUCE
IN SEASON
ROMAINE LETTUCE
CILANTRO
79¢
RED RADISHES
GREEN ONIONS
BROCCOLI
CELERY
SALAD BLENDS
SALAD KITS
SALAD DRESSINGS
SPECIALTY
CUT FRUIT
ORGANIC PRODUCE
ORGANIC PRODUCE
POTATOES BAG
$2.99
BABY POTATOES
TASTEFUL SELECTION
POTATOES BAG
$2.99
HASS AVOCADOS
99¢
SPROUTS
FARMERS MARKET

We were pleased with our performance in 2024 and encouraged for the future. We believe our results are a clear indication that our growth strategy continues to resonate with our target customers. In 2024, we achieved the following accomplishments:
•Opened 33 new stores;
•Launched approximately 7,100 new products in our stores;
•Net sales of $7.7 billion, a 13% increase from 2023;
•Comparable store sales growth of 7.6%;
•Diluted earnings per share of $3.75, compared to $2.50 diluted earnings per share and adjusted diluted earnings per share of $2.84(1) in 2023;
•Generated cash flow from operations of $645 million; and
•Repurchased 2.7 million shares of common stock for a total investment of $238 million (excluding excise tax).

______________
(1)Adjusted diluted earnings per share, a non-GAAP financial measure, excludes the impact of certain special items. See Appendix A for additional information about this item.
Sprouts Farmers Market | 2 | Proxy Statement 2025

Our Growth Strategy
OUR GROWTH STRATEGY
Guided by our purpose to help people live and eat better, we continue to execute on our long-term growth strategy that we believe is transforming our company and driving profitable growth, focusing on the following areas:

OUR PURPOSE

HELP PEOPLE LIVE AND EAT BETTER

OUR STRATEGY

DELIVER ON KEY FINANCIAL METRICS

- SALES GROWTH
- EARNINGS GROWTH
- STORE EXPANSION
- EXPANDING ROIC

WIN WITH TARGET CUSTOMERS

- Win health attributes, quality & fresh
- Innovation leader via Sprouts Brand & Foraging
- Service-driven store experience
- Build omni-channel experience

CUSTOMER ENGAGEMENT & PERSONALIZATION

- Deepen understanding of target customers
- Create value via personalization & loyalty
- Grow awareness & acquisition

MARKET EXPANSION

- Add new stores, markets
- More efficient, small box format to de-risk our growth
- Accelerate new store performance

CREATE AN ADVANTAGED SUPPLY CHAIN

- Own and improve fresh distribution
- Network expansion & efficiency
- Increase local offering

INVEST IN TECHNOLOGY FOR GROWTH

INSPIRE AND ENGAGE OUR TALENT TO MAKE SPROUTS A BEST PLACE TO WORK

•Win with Target Customers. We are focusing attention on our target customers, identified through research as ‘health enthusiasts’ and ‘selective shoppers,’ where there is ample opportunity to gain share within these customer segments. We believe our business can continue to grow by leveraging existing strengths in a unique assortment of better-for-you, quality products and by providing a full omnichannel offering through delivery or pickup via our website or the Sprouts app.
•Customer Engagement and Personalization. We believe we are elevating our national brand recognition and positioning by telling our unique brand story rooted in product innovation and differentiation. We are investing savings from largely removing our weekly promotional print ad into increasing engagement and personalization with our target customers through digital and social connections, driving additional sales growth and loyalty.
•Market Expansion. We are delivering unique smaller stores with expectations of stronger returns, while maintaining the approachable, fresh-focused farmer’s market heritage Sprouts is known for. From 2021 through 2024, we have opened 75 new stores and remodeled one store featuring our updated format. Our geographic store expansion and new store placement will intersect where our target customers live, in markets with growth potential and supply chain support, which we believe will provide a long runway of approximately 10% annual unit growth.
•Create an Advantaged Supply Chain. We believe our network of distribution centers can drive efficiencies across the chain and support our growth plans. To further deliver on our fresh commitment and reputation, as well as to increase our local offerings and improve financial results, we aspire to ultimately position fresh distribution centers within a 250-mile radius of stores. Approximately 80% of our stores were within 250 miles of a distribution center as of December 29, 2024.
•Inspire and Engage Our Talent to Create a Best Place to Work. Subsequent to the initial launch of our long-term growth strategy, we have added the focus area of inspiring and engaging our talent through our culture, acquisition and development and total rewards program to attract and retain the talent we believe we need to execute on our strategic goals and transform our company into a premier place to work.
•Invest in Technology for Growth. We continue to make investments in technology in support of our strategy, with a focus on enhancing efficiency, scalability, and customer experience. While we are showing positive outcomes on our strategic investments in inventory management and customer personalization, we believe that ongoing investments in our technology foundation will allow us to streamline operations and improve decision making to execute on our strategy.
•Deliver on Financial Targets. We are measuring and reporting on the success of this strategy against a number of long-term financial and operational targets. Since the implementation of our strategy beginning in 2020, we have significantly improved our margin structure above our 2019 baseline.
__________
(1)We expect to open at least 35 new stores in 2025.
Sprouts Farmers Market | 3 | Proxy Statement 2025

Out Impact
OUR IMPACT
At Sprouts, our purpose is simple but powerful: to “Help People Live and Eat Better." It’s a purpose rooted in care, community, and sustainability—and it shines through in everything we do. From our team culture to our customer experience and the way we uplift our communities, we’re here to make a meaningful impact. As one of the largest and fastest growing specialty retailers of fresh, natural and organic food in the United States, we owe our success to our passionate team members and loyal customers. We are dedicated to educating the public about healthy living, improving the communities in which we operate, and conserving the planet’s natural resources. By living our values, we take great pride in our impact during 2024.
Purposeful Products
Our merchant team carefully curates a broad assortment of fresh natural, organic and clean foods, vitamins, supplements, and body care products designed to be foundational for people who want a healthier lifestyle. During 2024, we:
•Generated approximately 30% of our 2024 sales from organic products;
•Increased sales of less carbon intensive plant-based products by 27% from the prior year; and
•Achieved 18% of total sales from fresh produce.
Thriving Planet
From lowering greenhouse gas emissions and diverting landfill waste to recycling plastics and sustainably sourcing products, we are committed to environmental sustainability and achieved the following during 2024:
•Advanced regenerative and local agriculture through intentional supplier partnerships;
•Rescued over 35 million pounds of food, providing the equivalent of over 29 million meals to local food banks; and
•Promoted responsible resource usage through our Sprouts Brand - 85% of its primary packaging is recyclable.
Sprouts Farmers Market | 4 | Proxy Statement 2025

Out Impact
Purposeful People
Our top priority is the health and well-being of our customers, team members, and the communities we serve. We collaborate with our partners across our supply chain to source responsibly, provide safe and healthy work conditions in our stores, promote inclusivity, and enrich our communities. During 2024, we made the following strides:
•Created approximately 3,300 new jobs through new store openings, promoted over 6,100 team members and filled 54% of store manager positions with internal candidates;
•Through the Sprouts Healthy Communities Foundation, invested over $4 million in hyper-local grants to 578 nonprofit organizations and schools focused on school garden education, and health and wellness programs for children and adults, awarded $10 million in high-impact capacity grants to empower nonprofit organizations to expand their program operations, and contributed $1 million to the Florida Disaster Relief Fund to aid in relief and recovery efforts following Hurricane Milton; and
•Reduced worker compensation claims by 10% and general liability claims by 9% from the prior year.
Responsible Business
We pride ourselves in living our values of caring, loving being different and owning it. Our environmental, social and governance (also referred to as "ESG") goals are integrated throughout our business. Strong oversight by our executive leadership and board of directors ensures that the interests of our stakeholders are integrated into our strategy, goals and decision making. Among our responsible business highlights in 2024, we:
•Maintained our board that is 88% independent, 25% female and 25% ethnically diverse; and
•Achieved interest rate reductions on our credit facility tied to the achievement of ESG metrics.
As our many environmental and social responsibility initiatives have advanced, so has our ability to accumulate, track, analyze and report on our accomplishments. In 2024, we maintained our AAA rating from MSCI, a leading global ESG rating agency. This AAA rating is the highest on the MSCI scale and signifies a company leading its industry in managing the most significant ESG risks and opportunities. This designation highlights the work we have done in improving our disclosures and making a positive impact on the environment, our team members and the communities we serve.
For more information on our impact and reporting, including our most recent impact reports, please visit our website at about.sprouts.com/sustainability. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.
Sprouts Farmers Market | 5 | Proxy Statement 2025

General Information
SPROUTS FARMERS MARKET, INC.
5455 East High Street, Suite 111
Phoenix, Arizona 85054
2025 ANNUAL MEETING OF STOCKHOLDERS
_______________________________________________________
GENERAL INFORMATION
_______________________________________________________
This proxy statement is provided, and the enclosed form of proxy is solicited, on behalf of Sprouts Farmers Market, Inc., a Delaware corporation, by our board of directors for use at the 2025 Annual Meeting of Stockholders (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held via webcast at www.virtualshareholdermeeting.com/SFM2025 on Wednesday, May 21, 2025 at 8:00 a.m. Pacific time.
Internet Availability of Proxy Materials
In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2024 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2024 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.
These proxy solicitation materials are being first provided on or about April , 2025 to all stockholders entitled to vote at the Annual Meeting.
Record Date
Stockholders of record at the close of business on the record date of March 24, 2025 are entitled to notice of and to vote at the Annual Meeting.
Number of Outstanding Shares
On the record date, there were outstanding shares of our common stock, par value $0.001 per share.
Requirements for a Quorum
The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Each stockholder voting at the Annual Meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the Annual Meeting.
Votes Required for Each Proposal
Assuming that a quorum is present, directors shall be elected by a plurality of the votes cast by shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Therefore, the two nominees who receive the greatest number of votes cast shall be elected as directors. Our stockholders do not have cumulative voting rights for the election of directors.
The advisory vote on the compensation of our named executive officers for fiscal 2024 (commonly referred to as a “say-on-pay” proposal), and the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2025 shall each be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.
Sprouts Farmers Market | 6 | Proxy Statement 2025

General Information
Although the say-on-pay vote is non-binding, the result will provide information to our talent and compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies and practices, which our talent and compensation committee and our board of directors will consider when determining executive compensation for the years to come.

The vote to approve the amendment to our certificate of incorporation to declassify the board of directors will require the affirmative vote by holders of at least two-thirds (2/3) of the outstanding shares.
The vote on each matter submitted to stockholders is tabulated separately. Broadridge Financial Solutions, or a representative thereof, will tabulate the votes.
Our Board’s Recommendation for Each Proposal
Our board of directors recommends that you vote your shares:
•“FOR” each of the two Class III director nominees;
•“FOR” the say-on-pay proposal;
•“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2025; and
•"FOR" the approval of an amendment to our certificate of incorporation to declassify the board of directors.
Voting Instructions
You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.proxyvote.com; call 1-800-690-6903 to vote by telephone; sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail; or attend the Annual Meeting to vote during the webcast. When a proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting as directed.
If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted:
(1)“for” the election of each of the two nominees for director set forth in this proxy statement,
(2)“for” the non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2024,
(3)“for” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2025,
(4)“for” the proposal to adopt an amendment to our certificate of incorporation to declassify the board of directors, and
(5)as the persons specified in the proxy deem advisable in their discretion on such other matters as may properly come before the Annual Meeting.
As of the date of this proxy statement, we have received no notice of any such other matters.
If you virtually attend the Annual Meeting, you may vote during the webcast using the 16-digit voting control number found on your proxy card, voting instruction form or notice of internet availability of proxy materials, even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your vote during the webcast will supersede any vote previously cast.
Broker Non-Votes and Abstentions
If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine
Sprouts Farmers Market | 7 | Proxy Statement 2025

General Information
matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, your shares will not be voted on that matter. This is commonly referred to as a “broker non-vote.”
The election of directors (referred to as “Proposal 1”), the say-on-pay proposal (referred to as “Proposal 2”) and the proposal to amend to the certificate of incorporation to declassify the board of directors (referred to as “Proposal 4”) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters; as a result, there may be broker non-votes on Proposals 1, 2 and 4. For your vote to be counted on the above proposals, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting using the voting instruction form provided by your broker, bank or other nominee.
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2025 (referred to as “Proposal 3”) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal 3.
Broker non-votes and abstentions each are counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor any withhold votes in the election of directors will have any effect thereon. Because they represent shares present and entitled to vote that are not cast in favor of a proposal, abstentions will have the same effect as votes “against” Proposal 2 and Proposal 3. Broker non-votes, however, do not represent shares present and entitled to vote on non-routine matters, and therefore, will have no effect on Proposal 2. As discussed above, no broker non-votes are expected in connection with Proposal 3. Because Proposal 4 requires approval by holders of at least two-thirds (2/3) of the outstanding shares, broker non-votes and abstentions will have the same effect as votes “against” Proposal 4.
Revoking Proxies
Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via Internet, telephone or mail) bearing a later date, or by attending the Annual Meeting and voting during the webcast. Attendance at the Annual Meeting webcast will not cause your previously granted proxy to be revoked unless you specifically so request.
Election Inspector
Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote. The election inspector need not be a stockholder, and any of our directors or officers may be an inspector on any question other than a vote for or against his or her election to any position with our company or on any other matter in which he or she may be directly interested.
Voting Results
The final voting results from the Annual Meeting will be publicly disclosed in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.
Costs of Solicitation of Proxies
We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.
Householding
We are required to provide an Annual Report to all stockholders who receive this proxy statement. To reduce future costs to our company, if you are a stockholder of record and have more than one account in your
Sprouts Farmers Market | 8 | Proxy Statement 2025

General Information
name, or reside at the same address as other stockholders of record, you may authorize us to discontinue duplicate mailings of future Annual Reports and proxy statements, commonly referred to as “householding.” To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report and proxy statement. If you are voting via the Internet or by telephone, you can either follow the prompts when you vote or give instructions to discontinue duplicate mailings of future Annual Reports and proxy statements. Street name stockholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker. If, now or in the future, you wish to receive a separate copy of the Annual Report or proxy statement, please notify us by sending a written request to our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054, and we will deliver a separate copy.
Attending the Annual Meeting
We will hold the Annual Meeting in a virtual meeting format only via the internet site set forth above. Stockholders will not be able to attend the Annual Meeting physically.
To be admitted to the Annual Meeting webcast, stockholders must enter the 16-digit voting control number found on their proxy card, voting instruction form or notice of internet availability of proxy materials. Once properly admitted, stockholders may listen to the meeting, vote their shares and submit questions during the meeting through the meeting’s website. Questions that meet the board’s guidelines and rules of conduct for the Annual Meeting will be addressed by the board or management during the meeting. Technical support will be available to stockholders prior to and during the Annual Meeting by accessing the internet site set forth above.
Availability of our Filings with the SEC
Our 2024 Annual Report to Stockholders, which was made available to stockholders with this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (referred to as the "Exchange Act"). The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
Through our investor relations website, investors.sprouts.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4 and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2024 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our principal executive offices set forth in this proxy statement.
Other Information
We report our results of operations on a 52- or 53-week fiscal year ending on the Sunday closest to December 31. Our last four completed fiscal years ended on January 2, 2022 (52 weeks), January 1, 2023 (52 weeks), December 31, 2023 (52 weeks) and December 29, 2024 (52 weeks), and our next fiscal year will end on December 28, 2025 (52 weeks). For ease of reference, we identify our fiscal years in this proxy by reference to the calendar year ending closest to the last day of such fiscal year. For example, we refer to our fiscal years ended January 2, 2022, January 1, 2023, December 31, 2023, December 29, 2024 and December 28, 2025 “fiscal 2021,” “fiscal 2022,” “fiscal 2023," "fiscal 2024," and "fiscal 2025," respectively.
Sprouts Farmers Market | 9 | Proxy Statement 2025

Corporate Governance
CORPORATE GOVERNANCE
Our Board
Our business and affairs are overseen by our board of directors, which currently consists of eight members.

Joseph Fortunato Chairman of the Board Age: 72 Director since: 2013 Chairman since: 2017
Career Highlights
Mr. Fortunato has served as an Operating Partner at Prospect Hill Growth Partners, L.P., an operationally focused private equity firm, since January 2017. Mr. Fortunato serves on the board of directors of a number of Prospect Hill Growth Partners private portfolio companies, including Comoto Holdings, Inc. (as Chairman since January 2016), Honors Holdings, LLC (since January 2018 and Chairman since January 2024), and Shoe Sensation (since August 2015). Mr. Fortunato previously served as Chairman of the Board, Chief Executive Officer and President of General Nutrition Companies, Inc. (NYSE: GNC; predecessor to GNC Holdings, Inc.), a global specialty retailer of health and wellness products, from November 2005 to August 2014 and was a consultant from September 2014 through December 2016. From 1990 to November 2005, Mr. Fortunato served in various executive roles with GNC, including Senior EVP and Chief Operating Officer, EVP of Retail Operations and Store Development and SVP of Financial Operations. Mr. Fortunato served on the board of directors of Mattress Firm Holding Corp., a retailer of mattresses and bedding-related products, from October 2012 until September 2016.
Key Board Skills and Qualifications
•Record as an executive of a successful international retail company
•Years of financial and operational experience
•Experience on the boards of directors of public companies
Favorite Sprouts Brand Product
Organic Himalayan Pink Salt and Coconut Oil Popcorn

Joel D. Anderson Independent Director Age: 60 Director since: 2019 Committees: Audit Talent and Compensation, Chairperson
Career Highlights
Mr. Anderson has served as Chief Executive Officer and a Director of Petco Health and Wellness Company, Inc. (Nasdaq: WOOF), a leading brand in the U.S. pet care industry, since July 2024. Prior to joining Petco, Mr. Anderson served as President, Chief Executive Officer and a Director of Five Below, Inc. (Nasdaq: FIVE), a leading high-growth value retailer offering trend-right, high-quality products, from February 2015 to July 2024, having previously served as President and Chief Operating Officer of Five Below from July 2014 to January 2015. Prior to joining Five Below, Mr. Anderson served as President and Chief Executive Officer of Walmart.com from 2011 until 2014 and as the Divisional Senior Vice President of the Northern Plains division of Walmart, Inc. (NYSE: WMT) from 2007 to 2011. Prior to joining Walmart, Mr. Anderson was President of the retail and direct business units for Lenox Group, Inc. and served in various executive positions at Toys “R” Us, Inc. over a 14-year period.
Key Board Skills and Qualifications
•Record as a chief executive officer of a publicly traded company
•Over 25 years of retail industry experience, including ecommerce leadership
•Experience as a high-growth retail executive at companies of scale
Favorite Sprouts Brand Product
Kung Pao Sauce

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Hari K. Avula Independent Director Age: 59 Director since: 2022 Committees: Audit, Chairperson Risk
Career Highlights
Mr. Avula served as Chief Financial and Strategic Officer of Clif Bar & Company from May 2021 through February 2023, where he led the financial management and enterprise strategy functions for the nutritious and organic food company prior to its acquisition by Mondelēz International, Inc. Mr. Avula joined Clif Bar from Walgreens Boots Alliance Inc., (Nasdaq: WBA) where he served as Chief Financial Officer of global business transformation and digital/IT from 2020 to 2021 and Chief Financial Officer of retail pharmacy USA from 2017 to 2020. While at Walgreens, Mr. Avula represented the company on the boards of two private entities, AllianceRx Walgreens Prime from April 2018 to December 2019 and BrightSprings Health Services from March 2018 to December 2020. Prior to joining Walgreens, Mr. Avula spent over 22 years at PepsiCo, Inc. (Nasdaq: PEP) in a variety of financial and strategic roles, culminating as Chief Financial Officer for Frito Lay North America from 2015 to 2017. Mr. Avula has also served on the board of directors of Believer Meats since August 2023 and Guayakí Yerba Mate since September 2024.
Key Board Skills and Qualifications
•Over 20 years as a senior financial leader, culminating in chief financial officer roles at multi-national companies
•Extensive enterprise-wide strategic and business transformation leadership
•Management experience with retail, healthcare services and consumer goods companies
Favorite Sprouts Brand Product
Pesto Sauce, Spinach and Tomato Flatbread Pizza

BAKED IN A WOOD FIRED OVEN ON A STONE BASE
SPROUTS
FARMERS MARKET
WOOD FIRED
FLATBREAD PIZZA
Pesto Sauce, Spinach and Tomato
FLATBREAD TOPPED WITH PESTO SAUCE, MOZZARELLA CHEESE, SEASONED SPINACH, TOMATO AND AGED CHEESE
MADE IN ITALY
QUALITY GUARANTEED
SERVING SUGGESTION
KEEP FROZEN
NET WT 9.17 OZ (260 g)

Kristen E. Blum Independent Director Age: 59 Director since: 2016 Committees: Audit Nominating and Corporate Governance Risk, Chairperson
Career Highlights
Ms. Blum served as SVP and Chief Information Officer of PepsiCo – Latin America from January 2018 to April 2019. In January 2019, Ms. Blum was appointed as Chairperson of The Sprouts Healthy Communities Foundation, our non-profit foundation focused on health and wellness related causes. Ms. Blum also has served as a Director of GuideWell Mutual Holding Corp., a not-for-profit mutual holding company focused on transforming health care, since May 2018, a Director of Sheetz, a family-owned, customer-focused convenience store, since November 2024 and an Advisory Board member of Verneek, an AI software development startup, since June 2022. Ms. Blum previously served PepsiCo (Nasdaq: PEP) as SVP and Chief Information Officer of Global IT Transformation from November 2017 to April 2018, SVP and Chief Information Officer of Frito-Lay from September 2015 to December 2017 and SVP and Chief Information Officer of Commercial Solutions, Innovation, Data and Analytics from July 2013 to September 2015, as well as SVP and Chief Information Officer of Enterprise Solutions from December 2010 to January 2012. Ms. Blum served as EVP and Chief Technology Officer of J.C. Penney Co. Inc. from January 2012 to June 2013 and SVP and Chief Information Officer of Abercrombie & Fitch (NYSE: ANF) from March 2006 to October 2010.
Key Board Skills and Qualifications
•Over 30 years of experience in developing strategies and designing IT solutions in the retail, consumer goods and high-tech industries
•Cybersecurity, technology functional leadership and digital transformation
•Numerous premier directorship certifications and designations, including:NACD Certified Director, NACD/Carnegie Mellon Cybersecurity Oversight Certification, Berkeley Law/Ceres ESG Certification, NACD Board Leadership Fellow, NACD Risk Committee Oversight Advisory Council, UCLA Anderson Corporate Governance Certification and NACD Governing into the Future
Favorite Sprouts Brand Product
100% Italian Extra Virgin Olive Oil

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Terri Funk Graham Independent Director Age: 59 Director since: 2013 Committees: Talent and Compensation Nominating and Corporate Governance, Chairperson Risk
Career Highlights
Ms. Graham is a Branding Strategy Consultant, having most recently served as interim Chief Marketing Officer of Origin Entertainment, Inc., a film and television production company, from March 2016 to September 2017. Ms. Graham has served on the board of directors of LL Flooring Holdings, Inc. (NYSE: LL), a specialty retailer of hardwood flooring, from October 2018 to December 2024, CV Sciences, Inc. (OTCQB: CVSI), a consumer products and specialty pharmaceutical company, from August 2019 to May 2022, 1-800 Contacts, an online retailer of contact lenses, from July 2015 to January 2016 and Hot Topic, Inc., a formerly publicly traded mall and web-based specialty retailer from June 2012 to June 2013. Ms. Graham previously served as Chief Marketing Officer – Red Envelope for Provide Commerce, Inc., an e-commerce gifting company from July 2013 to September 2014. From September 2007 to December 2012, Ms. Graham served as SVP and Chief Marketing Officer at Jack in the Box Inc. (Nasdaq: JACK), the operator and franchiser of Jack in the Box restaurants, having served in various marketing leadership roles subsequent to joining Jack in the Box Inc. in 1990. Ms. Graham has also served on the San Diego State University Fowler College of Business Advisory Board since September 2023.
Key Board Skills and Qualifications
•Over 30 years of branding and marketing experience in the retail and restaurant industries, including extensive knowledge of digital and e-commerce
•Public company board and executive officer experience
•Well-versed in corporate governance
•NACD Board Leadership Fellow
•NACD Pacific Southwest Nominating & Governance Advisory Group
•Founding Member of the Women Corporate Directors San Diego Chapter
Favorite Sprouts Brand Product
Carne Asada Seasoned Beef Skirt Steak

Joseph D. O’Leary Independent Director Age: 66 Director since: 2017 Committees: Talent and Compensation Nominating and Corporate Governance
Career Highlights
Mr. O’Leary served as President and COO of PetSmart, Inc., a formerly publicly traded specialty pet retailer, from June 2013 to April 2014, having previously served as EVP of Merchandising, Marketing, Supply Chain and Strategic Planning from January 2011 to June 2013, SVP of Merchandising from March 2010 to January 2011, SVP of Merchandising and Supply Chain from October 2008 to March 2010, and SVP of Supply Chain from September 2006 to October 2008. Mr. O’Leary has served as a Director of Targeted PetCare, a manufacturer of specialty pet products, since December 2019. Mr. O’Leary previously served as a Director of Edgewell Personal Care Co. (NYSE: EPC), a leading consumer products company, from October 2018 to February 2025, Francesca’s Holdings Corp. (Nasdaq: FRAN), a nationwide specialty boutique retailer, from April 2013 to February 2021, PetSmart, Inc., from May 2015 to November 2019, and Big Heart Pet Brands from August 2014 to March 2015. Before joining PetSmart, Mr. O’Leary served as COO of Human Touch, LLC, and various logistics leadership roles with Gap Inc. (NYSE: GPS) from 1999 to 2005, culminating as SVP, Supply Chain Strategy and Global Logistics. Prior to 1999, Mr. O’Leary held positions at Mothercare plc, Coopers & Lybrand LLP, and BP International.
Key Board Skills and Qualifications
•Public company board and executive officer experience
•Deep merchandising, supply chain and logistics experience with successful growth-oriented retailers
•Strategic and operational acumen with international experience on multiple continents
Favorite Sprouts Brand Product
Herb Seasoned Roasted Chicken

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Doug G. Rauch Independent Director Age: 73 Director since: 2020 Committee: Audit
Career Highlights
Mr. Rauch served as a division and later company president of Trader Joe’s Company, a chain of neighborhood grocery stores, from 1995 until his retirement from the company in 2008 following a 30-year career. In June 2012, Mr. Rauch founded and has since served as President of Daily Table, an innovative retail concept designed to bring affordable nutrition to the food insecure in Boston’s inner city. In January 2010, Mr. Rauch was also a founding board member and Chief Executive Officer of Conscious Capitalism Inc., an organization dedicated to the practice of business as a force for good, where he served as a board member through December 2021 and continues to serve as a board emeritus member. Mr. Rauch has served on the board of directors of PAR Technology Corporation (NYSE: PAR), a leading provider of point-of-sale technology solutions to restaurants and retail outlets, since November 2017, and previously served on the board of Imperfect Foods, a grocery delivery service with a mission to eliminate food waste, from March 2019 to September 2022. Mr. Rauch also served a ten-year term as a Trustee at the Olin College of Engineering from October 2009 to October 2019.
Key Board Skills and Qualifications
•Extensive knowledge and operational experience from over 35 years in the grocery industry
•Strategic implementation and leadership skills
•In-depth understanding of sustainability in operations
Favorite Sprouts Brand Product
Lemon Herb Pita Chips

Jack L. Sinclair Director Age: 64 Director since: 2019
Career Highlights
Mr. Sinclair has served as our Chief Executive Officer since June 2019. Mr. Sinclair has served as a board member of FMI – The Food Industry Association since 2020. Mr. Sinclair was appointed to the Federal Reserve Bank of San Francisco’s Head Office board of directors in January 2025, having previously served on the Los Angeles branch board of directors since January 2021. Previously, Mr. Sinclair served as Chief Executive Officer of 99 Cents Only Stores LLC, a premier discount retailer, from February 2018 to June 2019, and prior to that was its Chief Merchandising Officer from July 2015 to February 2018. From December 2007 to April 2015, Mr. Sinclair was the Executive Vice President of the U.S. Grocery Division of Walmart, Inc. (NYSE: WMT), where he led all aspects of Walmart’s U.S. grocery business for its more than 4,000 stores. Prior to joining Walmart, Mr. Sinclair spent 14 years at Safeway PLC in London from 1990 to 2004, where he held several senior management positions that included responsibility for operations, merchandising and marketing for over 450 Safeway supermarket and convenience store locations throughout the United Kingdom. Mr. Sinclair served on the board of directors of The Hain Celestial Group (Nasdaq: HAIN), a leading marketer, manufacturer and seller of organic and natural products, from September 2017 to June 2019.
Key Board Skills and Qualifications
•Extensive knowledge of all aspects of our business, vision, strategy, people and leadership
•Service as our Chief Executive Officer
•Over 30 years of grocery and retail experience
Favorite Sprouts Brand Product
Ricotta & Asiago Filled Gnocchi

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Board Diversity
Our directors represent a range of backgrounds and experiences. 25% of our directors are female and 25% are ethnically diverse. Our board is committed to improving its gender and ethnic diversity and will continue to consider diverse board members going forward. While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought and experience on our board of directors. To accomplish that objective, the nominating and corporate governance committee, which is chaired by Ms. Graham and includes Ms. Blum, considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill and other qualities in the context of the needs of our board of directors. Nominees are not discriminated against on the basis of age, race, ethnicity, religion, national origin, sex, sexual orientation, disability or any other basis. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition. Our current directors reflect these efforts and the importance of diversity to the board. Mr. Avula, Ms. Blum and Ms. Graham each serve in leadership roles on our board as committee chairs.

2 of 8 Directors are Female Kristen E. Blum, Terri Funk Graham	2 of 8 Directors are Ethnically Diverse Hari K. Avula, Terri Funk Graham

64 years Average Age	7 of 8 Directors are Independent	7.6 years Average Tenure

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Board Structure
Our certificate of incorporation and bylaws provide for a classified board of directors with staggered three-year terms, consisting of three classes as follows:

Class	Director	Independent
Class I (term expires at 2026 annual meeting)	Joel D. Anderson Terri Funk Graham Doug G. Rauch	Yes Yes Yes
Class II (term expires at 2027 annual meeting)	Hari K. Avula Joseph Fortunato Joseph D. O’Leary	Yes Yes Yes
Class III (term expires at 2025 annual meeting)	Kristen E. Blum Jack L. Sinclair	Yes No
Our board of directors has determined that all of our current directors, except for Mr. Sinclair, are “independent,” as defined in the corporate governance rules of the Nasdaq Stock Market. There are no family relationships among any of our directors, director nominees or executive officers.
Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. Our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.
The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company. If our shareholders approve Proposal 4, directors will begin standing for election for one-year terms in a phased approach over three years with each member of the board (or their successors) standing for election for a one-year term by the 2028 Annual Meeting of Stockholders.
Board Leadership Structure
Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the board’s view that rather than having a rigid policy, the board, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy. Currently, our leadership structure separates these roles, with Mr. Fortunato serving as our Chairman of the Board and Mr. Sinclair serving as our Chief Executive Officer.
Our board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors and oversight of management. We believe this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of the company in the eyes of our customers, team members and other stakeholders. As Chairman, Mr. Fortunato, among other responsibilities, oversees planning of the annual board calendar and develops meeting agendas, presides over regularly scheduled board meetings and executive sessions of the independent members of the board, serves as a liaison between the directors, consults with major stockholders, as appropriate, and performs such additional duties as our board of directors may otherwise determine and delegate. By having Mr. Fortunato serve as Chairman of the Board, Mr. Sinclair is better able to focus his attention on running our company.
The Board’s Risk Oversight Role
Oversight of the various risks we face in the ongoing course of our business is an integral and continuous part of our board’s oversight of our company. While our management is responsible for executing on the Company's risk management function, our board and each committee have specific roles and responsibilities with respect to those risks.
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The Board’s Role in Risk Management Oversight
Since 2021, our board has had a risk committee that is primarily responsible for overseeing our risk management processes. We have an enterprise risk management program designed to identify, prioritize and assess a broad range of risks that may affect our ability to execute our corporate strategy and fulfill our business objectives, and formulate plans to mitigate their effects. The risk committee will review our enterprise risk management program and specific risks we face (including risks related to cybersecurity and critical systems, environmental, social and governance (also referred to as "ESG") matters and artificial intelligence among others), provide input on the appropriate level of risk for our company and review management’s strategies for adequately mitigating and managing the identified risks. The risk committee receives annual updates on ESG risk matters, or more frequently if circumstances dictate. Although the risk committee administers this general risk management oversight function, our audit, compensation and nominating and corporate governance committees support our board in discharging its oversight duties and addressing risks inherent in their respective areas, and our board of directors as a whole receives regular updates on our enterprise risk management program and retains oversight responsibility over our key strategic risks.
The Board’s Role in Cybersecurity Risk Oversight
The risk committee is primarily responsible for oversight of risks from cybersecurity threats and is currently chaired by Ms. Blum, who has extensive functional expertise in cybersecurity matters. Members of management, including our Chief Technology Officer, provide the risk committee updates on cybersecurity risk matters on a quarterly basis and more frequently if circumstances dictate. In these updates, members of the risk committee are apprised of cybersecurity incidents that are deemed to have had a moderate or higher impact even if immaterial to our company. In addition, the risk committee reviews and actively discusses with management and among themselves the risks related to cybersecurity and critical systems in order to provide input on the appropriate level of risk for our company and reviews management’s strategies for adequately mitigating and managing the identified risks. The risk committee and management regularly update our full board with respect to cybersecurity matters, including, as appropriate, our regular security assessments, third-party audits, team member training, and continuous improvement of our cybersecurity infrastructure. We work to align our practices with industry best practices and regulatory standards.
The Board’s Role in ESG Oversight
Our board is highly engaged in our ESG matters given that many of our ESG initiatives are built into and complement our long-term growth strategy. While our full board reviews ESG matters on at least an annual basis, each board committee has been delegated oversight responsibility for various aspects of our ESG program within their purview. Our nominating and corporate governance committee is primarily responsible for oversight of our ESG activities, in particular our corporate governance policies and practices. Our audit committee oversees and reviews our ESG disclosures included in our financial statements and the adequacy and effectiveness of internal controls related to such disclosures. Our talent and compensation committee periodically reviews our strategies related to human capital management, including talent acquisition, development and retention. Our risk committee oversees and reviews risks related to our ESG actions, reporting and disclosures.
We believe these divisions of responsibilities, as described above, are an effective approach for overseeing our ESG activities and addressing the risks we face and that our board committee structure supports this approach.
The Board's Role in Management Succession Planning
Given the importance of executive leadership to our success, we have an ongoing executive succession planning process led by our board of directors for each of our executive officers, up to and including our chief executive officer. Our board's involvement in our annual succession planning process is outlined in our Corporate Governance Guidelines, which provide that our independent directors, led by our nominating and corporate governance committee, meet annually to evaluate succession planning.
Our board annually evaluates the skills, experience, and attributes that the board believes are important to be an effective chief executive officer to successfully lead our company and execute on our strategy. This evaluation includes the identification, development, and progress of internal candidates as potential successors. In addition, our board, with input from our chief executive officer and chief human resources officer, reviews the
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performance of our other executive officers and the succession plans for each officer's position, including recommendations and evaluations of potential successors to fill these positions.
Board Participation
Our board of directors held six formal meetings in fiscal 2024. During fiscal 2024, each of our directors attended at least 75% of the total number of meetings of our board of directors and of the committees on which they serve held during the period in which they served as directors. We regularly schedule executive sessions at each formal meeting of the board during which the independent directors meet without the presence or participation of management.
We encourage our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practical, we generally schedule a meeting of our board of directors on or around the same day as our annual meeting of stockholders. Each of our directors at the time attended our 2024 virtual annual meeting of stockholders.
Board Committees
Our board of directors has the authority to appoint committees to perform certain oversight and administration functions. Our board of directors has an audit committee, a talent and compensation committee, a nominating and corporate governance committee and a risk committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.
Audit Committee
Our audit committee consists of Hari K. Avula, Joel D. Anderson, Kristen E. Blum and Doug G. Rauch. Mr. Rauch served as chairperson of the audit committee during fiscal 2024, and the board appointed Mr. Avula to succeed Mr. Rauch as chairperson effective at the beginning of fiscal 2025. Our board of directors has determined that each such individual is independent under the rules of the SEC and the Nasdaq Stock Market. Our board has also determined that each of Messrs. Anderson and Avula is an “audit committee financial expert” within the meaning of SEC regulations, and that each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience in financial roles and the nature of their employment.
The audit committee has the following responsibilities, among other things, as set forth in the audit committee charter:
•reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•evaluating the performance of our independent registered public accounting firm;
•monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;
•reviewing our annual and quarterly financial statements and reports filed with the SEC and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”
•reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
•considering and approving or disapproving all related party transactions and discussing such transactions that are significant to our company with our independent registered public accounting firm;
•preparing the audit committee report required by the SEC to be included in our annual proxy statement;
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•conducting an annual assessment of the performance of the audit committee and its members, and the adequacy of its charter;
•establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting or auditing matters;
•overseeing and reviewing our ESG disclosures included in our financial statements and the adequacy and effectiveness of internal controls related to such disclosures; and
•reviewing and evaluating, at least annually, the performance of the audit committee and the adequacy of its charter.
Our audit committee formally met four times during fiscal 2024.
Talent and Compensation Committee
Our talent and compensation committee consists of Joel D. Anderson, Chairperson, Terri Funk Graham and Joseph O’Leary. Our board of directors has determined that each such individual is independent under Nasdaq Stock Market listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The talent and compensation committee has the following responsibilities, among other things, as set forth in the talent and compensation committee’s charter:
•reviewing, modifying and approving (or if it deems appropriate, recommending to the full board of directors regarding) our overall compensation strategy and policies and discussing such compensation with our independent registered public accounting firm;
•reviewing (or if it deems appropriate, recommending to the full board of directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;
•reviewing and recommending to the full board of directors the compensation of our directors;
•evaluating, adopting and administering (or if it deems appropriate, making recommendations to the full board of directors regarding) the 2022 Incentive Plan (as defined below), other compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;
•establishing policies with respect to equity compensation arrangements;
•reviewing and discussing annually with management our “Compensation Discussion and Analysis;”
•preparing the compensation committee report required by the SEC to be included in our annual proxy statement;
•overseeing and approving any changes to our policy regarding recovery of officer compensation;
•reviewing periodically our strategies related to human capital management, including talent acquisition, development and retention, and diversity, equity and inclusion initiatives; and
•reviewing and evaluating, at least annually, the performance of the talent and compensation committee and the adequacy of its charter.
Our talent and compensation committee formally met four times during fiscal 2024.
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Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Terri Funk Graham, Chairperson, Kristen E. Blum and Joseph O’Leary. Our board of directors has determined that each such individual is independent under the rules of the Nasdaq Stock Market.
The nominating and corporate governance committee has the following responsibilities, among other things, as set forth in the nominating and corporate governance committee’s charter:
•reviewing periodically and evaluating director performance on our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;
•establishing criteria and qualifications for membership on the board of directors and its committees;
•interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;
•overseeing our company’s ESG activities;
•reviewing and recommending to our board of directors any amendments to our corporate governance policies; and
•reviewing and assessing, at least annually, the performance of the nominating and corporate governance committee and the adequacy of its charter.
Our nominating and corporate governance committee formally met two times during fiscal 2024.
Risk Committee
Our risk committee consists of Kristen E. Blum, Chairperson, Hari K. Avula and Terri Funk Graham. Our board of directors has determined that each such individual is independent under the rules of the Nasdaq Stock Market.
The risk committee has the following responsibilities, among other things, as set forth in the risk committee’s charter:
•providing oversight of our management in its development and administration of our enterprise risk management program;
•monitoring our risk profile and our ongoing potential exposure to risks of various types, including risks related to cybersecurity and critical systems and environmental and social matters among others;
•providing input to management regarding risk events or circumstances relevant to our strategic objectives and our risk appetite and tolerance;
•evaluating periodically and reviewing the enterprise risk management program and its effectiveness and provide updates thereon to the board of directors;
•overseeing and reviewing risks related to our ESG actions, reporting and disclosures; and
•reviewing and assessing, at least annually, the performance of the risk committee and the adequacy of its charter.
Our risk committee formally met four times during fiscal 2024.
Board Evaluations
Our board believes that a robust annual evaluation process is a critical part of its governance practices. Accordingly, the nominating and corporate governance committee oversees an annual evaluation of the
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performance of the board of directors. The committee approves written evaluation questionnaires that are distributed to each director. The results of each written evaluation are provided to, and compiled by, an outside law firm. The chair of the nominating and corporate governance committee discusses the results of the performance evaluations with the full board. Our board utilizes the results of these evaluations in making decisions on director nominees, board agendas, board structure, composition and effectiveness and committee assignments. As a result of past board evaluations, we have made changes to board meeting agendas and the form and scope of materials provided to directors.
Identifying and Evaluating Director Candidates
Director candidates are evaluated in light of the then-existing composition of the board, diversity considerations and the background and areas of expertise of existing directors and potential nominees.
The nominating and corporate governance committee also considers the specific skill sets of current board members and the needs of the various board committees. In the case of Mr. Avula, the most recent addition to our board in 2022, the committee considered, among other factors, his strong financial acumen from serving as chief financial officer and strategic experience at companies of scale, among other factors.
Our nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the nominating and corporate governance committee may do so by writing to our Corporate Secretary at our principal executive offices set forth in this proxy statement, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.
The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our board of directors. We typically engage search firms to engage in national searches for prospective board candidates, and we instruct these search firms with which we work to identify potential board candidates that would, in addition to bringing particular skills and experience to the board, also add to the gender and/or ethnic diversity on the board.
Availability of Corporate Governance Information
Our board of directors has adopted charters for our audit, compensation, nominating and corporate governance and risk committees describing the authority and responsibilities delegated to each committee by our board of directors. Our board of directors has also adopted corporate governance guidelines, a code of conduct and ethics that applies to all of our team members, a code of ethics that applies to members of our board of directors and a code of ethics that applies to our principal executive officer and senior financial officers, including those officers responsible for financial reporting. We post on our website, at investors.sprouts.com, the charters of our audit, talent and compensation, nominating and corporate governance and risk committees, our corporate governance guidelines and the codes of conduct and ethics referenced above. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at our principal executive offices set forth in this proxy statement. We intend to disclose any amendments to these codes, or any waivers of their requirements, on our website to the extent required by applicable SEC or Nasdaq Stock Market rules.
Communications with our Board of Directors
Stockholders or other interested persons wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors and mailing the correspondence to our Corporate Secretary at 5455 East High Street, Suite 111, Phoenix, Arizona 85054. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.
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Proxy Access
Our bylaws allow an eligible stockholder to include director nominees in our proxy materials for election at our annual meeting of stockholders. Such nominations must comply with all applicable conditions in our bylaws and be directed to the attention of our Corporate Secretary at 5455 East High Street, Suite 111, Phoenix, Arizona 85054. See “Director Nominations for Inclusion in our 2026 Proxy Materials (Proxy Access)” below.
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Proposal 1: Election of Directors
PROPOSAL 1: ELECTION OF DIRECTORS
Nominees
Our nominating and corporate governance committee recommended, and the board of directors nominated:
•Kristen E. Blum
•Jack L. Sinclair
as nominees for election as Class III members of our board of directors. Each nominee is presently a Class III director of our company and has consented to serve a three-year term if elected, concluding at the 2028 annual meeting of stockholders. Ms. Blum and Mr. Sinclair were each previously elected as a director by the stockholders at the 2022 annual meeting. Biographical information about each of our directors is contained in the “Our Board” section above. At the Annual Meeting, two directors will be elected to our board of directors.
Required Vote
The two nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of the two above-named nominees.
Recommendation of the Board
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE TWO ABOVE-NAMED NOMINEES.
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Director Compensation
DIRECTOR COMPENSATION
Our directors that are considered “independent” under applicable SEC and Nasdaq Stock Market rules receive consideration for service on our board of directors. Directors who are Sprouts employees receive no additional compensation for their services as directors. In 2024, our independent directors received the following cash compensation (all payable quarterly):
•Annual retainer of $75,000;
•Annual committee retainer fees of $10,000 per committee assignment;
•Annual committee chairperson retainer fees in the following amounts:
-$25,000 for the chairperson of our audit committee;
-$20,000 for the chairperson of our talent and compensation committee;
-$20,000 for the chairperson of our nominating and corporate governance committee;
-$20,000 for the chairperson of our risk committee; and
•Annual retainer for our chairman of the board of $90,000.
In addition to the cash compensation discussed above, our independent directors also received equity compensation for 2024 equal to $160,000 in the form of restricted stock units (referred to as “RSUs”) vesting on the one-year anniversary of the grant date. The chairman of the board received additional equity compensation of $60,000 in the form of RSUs vesting on the one-year anniversary of the grant date. Our independent directors were also given the opportunity to elect to receive all or any portion of their 2024 annual cash compensation in the form of RSUs vesting on the one-year anniversary of the grant date. The number of RSUs granted to each independent director was determined using the 20-day trailing average closing price of our common stock as reported on the grant date. We also pay for or reimburse directors for approved board governance educational seminars and for travel expenses related to attending board and committee meetings.

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term success of our company and further align their interests with those of our stockholders. In accordance with our corporate governance guidelines, our independent directors are expected over a five-year period to beneficially own shares of our common stock (including shares owned outright, unvested shares, and stock options or other equity grants) having a value of at least five times their annual cash retainer and retain shares in that amount until they leave the board. For purposes of this director share ownership calculation, we include outright owned shares, unvested RSUs, vested options (in the money portion) and shares beneficially owned by a spouse/dependent and exclude unvested stock options.

Our talent and compensation committee periodically engages its independent compensation consultant, Meridian Compensation Partners (referred to as “Meridian”), to review our company’s independent director compensation against peer and market data. In 2024, our talent and compensation committee reviewed the position of our independent director compensation program relative to market data and our peer group discussed below, based on data provided by Meridian. Following that review, in order to more closely align total independent director compensation with the median of our peer group, our talent and compensation committee determined to increase the annual cash retainer from $75,000 to $90,000, to increase the annual equity compensation from $160,000 to $170,000 and to increase the annual cash retainer for our chairman of the board from $90,000 to $100,000, all beginning in 2025.
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Director Compensation
Director Compensation Table
The following table sets forth a summary of the compensation earned by our directors in fiscal 2024.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total

Joel Anderson(2)	$65,000	$208,460	—	$273,460
Hari Avula	$95,000	$158,807	—	$253,807
Kristen Blum	$125,000	$158,807	—	$283,807
Joseph Fortunato	$165,000	$218,367	—	$383,367
Terri Funk Graham	$125,000	$158,807	—	$283,807
Joseph O’Leary	$95,000	$158,807	—	$253,807
Doug Rauch(2)	$80,000	$188,587	—	$268,587
(1)The amounts in this column reflect the aggregate grant date fair value of each RSU award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 25 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024. The grant date for the RSUs for all independent directors was March 19, 2024.
(2)Messrs. Anderson and Rauch elected to receive $50,000 and $30,000 of their respective fiscal 2024 cash retainers in the form of RSUs, which were included in the annual grant to independent directors on March 19, 2024.
The following table lists outstanding equity awards held by our current non-employee directors as of December 29, 2024.

		Stock Awards
Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)

Joel Anderson(3)	March 19, 2024	3,409	$438,057
Hari Avula	March 19, 2024	2,597	$333,715
Kristen Blum	March 19, 2024	2,597	$333,715
Joseph Fortunato	March 19, 2024	3,571	$458,874
Terri Funk Graham	March 19, 2024	2,597	$333,715
Joseph O’Leary	March 19, 2024	2,597	$333,715
Doug Rauch(3)	March 19, 2024	3,084	$396,294
(1)Stock awards represent RSUs which cliff vest on the first anniversary of the grant date, in each case assuming continued service through the vesting date.
(2)The market value of unvested RSUs was calculated by multiplying the number of unvested RSUs held by the applicable named director by the closing market price of our common stock on the Nasdaq Global Select Market on the last trading day of fiscal 2024, December 27, 2024, which was $128.50 per share.
(3)Messrs. Anderson and Rauch elected to receive $50,000 and $30,000 of their respective fiscal 2024 cash retainers in the form of RSUs, which were included in the annual grant to independent directors on March 19, 2024.
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Executive Officers
EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of April , 2025:

Name	Age	Position
Jack Sinclair	64	Chief Executive Officer
Nicholas Konat	47	President and Chief Operating Officer
Curtis Valentine	45	Chief Financial Officer
Scott Neal	58	Chief Merchandising Officer
James Bahrenburg	60	Chief Technology Officer
David McGlinchey	52	Chief Development Officer
Brandon Lombardi	47	Chief Legal Officer & Chief Sustainability Officer / Corporate Secretary
Alisa Gmelich	53	Senior Vice President, Chief Marketing Officer
Kim Coffin	57	Senior Vice President, Chief Forager
Joseph Hurley	58	Chief Supply Chain Officer
Timmi Zalatoris	49	Chief Human Resources Officer
Dustin Hamilton	42	Chief Stores Officer
Jack L. Sinclair’s biography is set forth under the heading “Our Board” above.
Nicholas Konat joined our company in March 2022 as our President and Chief Operating Officer to oversee the company’s operations, marketing, merchandising, and innovation functions. Mr. Konat previously served as the Chief Merchandising Officer at Petco Health and Wellness Company, Inc. (Nasdaq: WOOF), a leading brand in the U.S. pet care industry, from October 2018 to March 2022. Mr. Konat joined Petco in September 2015 as Vice President of Brand, Product Innovation and Design before being promoted to Vice President of Private Brands and Merchandising in June 2017 and Senior Vice President – General Manager in January 2018. Prior to joining Petco, Mr. Konat served as Director of Food Merchandise Planning at Target Corporation (NYSE: TGT), capping a more than nine-year career at Target where he held a range of merchandising, planning and leadership roles across the food and fashion categories. Mr. Konat also spent six years with Accenture plc (NYSE: ACN), a multinational professional services company. Mr. Konat holds an honors bachelor’s degree in political science and government from St. John’s University.
Curtis Valentine was appointed as our Chief Financial Officer effective January 1, 2024. Mr. Valentine served as the Company’s Senior Vice President of Finance from March 2023 to December 2023, having previously served as the Company’s Vice President of Financial Planning and Analysis from December 2016 to March 2023 and Senior Director of Financial Planning and Analysis from May 2015 to December 2016. Prior to joining the Company, Mr. Valentine served in financial management roles across multiple business units at PetSmart, Inc. from April 2008 to April 2015. Mr. Valentine holds a B.S. degree from Bowling Green State University and an M.B.A. degree from the W.P. Carey School of Business at Arizona State University.
Scott Neal has served as our Chief Merchandising Officer since March 2022, having previously served as our Chief Fresh Merchandising Officer from June 2020 to March 2022. Mr. Neal was previously Senior Vice President and General Merchandise Manager for the fresh food division of Walmart U.S., where he oversaw quality control and merchandising of produce, meat and seafood from 2013 to June 2020. Mr. Neal served Walmart over a 24-year career, including as Vice President – Meat and Seafood from 2011 to 2013, Vice President – Divisional Merchandising Manager of Meat from 2009 to 2011, Vice President – Divisional Merchandising Manager of Commercial Bread and Bakery from 2007 to 2009, and Vice President of International Merchandising from 2000 to 2007. Mr. Neal served as a member of the board of directors of Feeding America from 2016 to 2020 and earned a B.A. in Economics from Brigham Young University.
James Bahrenburg joined our company in September 2023 as Chief Technology Officer to oversee the strategic direction and management of all aspects of our technology. Prior to joining our company, Mr. Bahrenburg served as chief information officer of Good Food Holdings, LLC, the holding company for five food retailing brands – Bristol Farms, Lazy Acres Natural Market, Metropolitan Market, New Seasons Market, and
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Executive Officers
New Leaf Community Markets – from November 2019 to August 2023. Prior to joining Good Food Holdings, Mr. Bahrenburg served 99 Cents Only Stores, a premier deep-discount retailer, for over 12 years, including as senior vice president – chief information officer from December 2015 to October 2019, vice president – business process and IT planning from April 2010 to November 2015, and director of business process enablement from June 2007 to March 2010. Earlier, he served in various technology roles at Manhattan (previously Evant), The Walt Disney Company and Accenture. He earned a bachelor of arts degree in economics from Dartmouth College.
David M. McGlinchey has served as our Chief Development Officer (formerly Chief Strategy Officer) since April 2022 and oversees our new store format development, real estate site selection, store planning and portfolio optimization functions. Mr. McGlinchey previously served our company as Chief Format Officer from February 2020 to April 2022, Chief Merchandising Officer from August 2018 to February 2020 and Senior Vice President of Merchandising Services from July 2017 to August 2018. Before joining Sprouts, Mr. McGlinchey served as Vice President and Chief Grocery Merchant for Sears Holding Corporation from September 2013 through December 2016 and Senior Vice President of Merchandising and Marketing for the Shaw’s and Star Market banners of Supervalu Inc. from March 2010 through April 2013. Earlier, he served in a number of leadership roles of increasing responsibility over a 14-year span at Stop & Shop/Giant Food, including Senior Vice President of Merchandising Support, Vice President of Grocery Merchandising, Director of Dry Grocery Merchandising and Category Manager. Mr. McGlinchey holds a B.S. in Economics and Finance from Bentley University and an M.B.A. from Bentley University’s McCallum Graduate School of Business.
Brandon F. Lombardi has served as our Chief Legal Officer and Corporate Secretary since January 2012, and previously served as our Chief Human Resources and Legal Officer from October 2016 to January 2021. Mr. Lombardi was appointed as our Chief Sustainability Officer in 2023. Prior to joining our company, Mr. Lombardi was a corporate and securities attorney at the international law firm of Greenberg Traurig, LLP from 2002 to January 2012, having worked in the firm’s Los Angeles and Phoenix offices. While in private practice, Mr. Lombardi served as outside general counsel and corporate secretary to public and private companies in a wide range of industries, specializing in corporate governance, securities and corporate law, and mergers and acquisitions. While acting as our outside counsel, Mr. Lombardi led our merger with Henry’s Farmers Market in April 2011. Mr. Lombardi holds a J.D. from the Sandra Day O’Connor College of Law at Arizona State University and a B.S. in Global Business from Arizona State University.
Alisa Gmelich joined our company in December 2022 as our Senior Vice President, Chief Marketing Officer. Before joining Sprouts, Ms. Gmelich served as Chief Brand Officer of Auntie Anne’s LLC, the world’s largest hand-rolled soft pretzel franchise, from December 2020 to November 2022. Prior to joining Auntie Anne’s, Ms. Gmelich served International House of Pancakes, a leading family dining restaurant and subsidiary of Dine Brands Global, Inc. (NYSE: DIN), as its Vice President of Marketing from January 2014 to August 2020 and Executive Director of U.S. Field Marketing from January 2012 to January 2014. Prior to serving at International House of Pancakes, Ms. Gmelich served in various marketing and sales capacities at Burger King Corporation from June 2004 to January 2012, culminating as Director of U.S. Marketing and Sales, Field Marketing. Ms. Gmelich has served as a board member of the Women’s Foodservice Form, a non-profit organization accelerating the advancement of women leaders in the food industry, since January 2020. Ms. Gmelich holds a B.A. in Business Administration and Art History from the University of California, Riverside, as well as a Lean Six Sigma Green Belt issued by Villanova University.
Kim Coffin was appointed our Senior Vice President, Chief Forager in April 2022 and oversees our Sprouts Brand private label and product innovation and culinary functions. Ms. Coffin previously served as our Senior Vice President of Non-Perishables from February 2020 to April 2022 and our Vice President of Grocery from May 2012 to February 2020. Ms. Coffin served as Senior Director of Sales and Merchandising for Sunflower Farmers Market prior to our acquisition of Sunflower in May 2012. Prior to Sunflower, Ms. Coffin held various grocery roles at Albertsons Companies from 1987 to 2010. Ms. Coffin holds a bachelor’s degree in Business from Portland State University.
Joseph Hurley was appointed our Chief Supply Chain Officer in March 2023 and oversees our distributors, third-party logistics providers, distribution centers, transportation, replenishment and inventory management functions. Mr. Hurley previously served as our Senior Vice President of Supply Chain from April 2019 to March 2023. Before joining Sprouts, Mr. Hurley served Giant Eagle, Inc. as its Senior Vice President of Supply Chain from March 2012 to April 2019 and Vice President of Distribution and Logistics from January 2010 to March 2012. Prior to Giant Eagle, Joe worked in supply chain leadership roles at SuperValu, Inc. Mr. Hurley
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Executive Officers
holds a B.A. in Economics from Virginia Military Institute and Master of Science in Business Administration from California University of Pennsylvania.
Timmi Zalatoris was appointed our Chief Human Resources Officer in March 2023, having previously served as our Senior Vice President of Human Resources from January 2021 to March 2023, Vice President of Human Resources from June 2018 to December 2020 and Senior Director of Talent from March 2017 to May 2018. Prior to joining Sprouts, Ms. Zalatoris served Payless ShoeSource as its Head of Talent Management from November 2014 to March 2017 and Director of Staffing and Recruitment from January 2012 to November 2014. Prior to Payless, Ms. Zalatoris held various human resources leadership roles at Collective Brands, Ferrell Companies and Ferrellgas. Ms. Zalatoris holds a B.A. in Anthropology from the University of Houston.
Dustin Hamilton has served as our Chief Stores Officer since November 2023, having previously served as our Regional Vice President for our California region from August 2021 to November 2023. Prior to joining our Company, Mr. Hamilton served as Division Vice President of Retail at Bridgestone Corporation from November 2016 to August 2021. Mr. Hamilton previously served Target Corporation from June 2005 to October 2016 in positions of increasing responsibility in retail management, culminating as Group Vice President from May 2013 to October 2016. Mr. Hamilton holds a B.S. degree in communication management from DeVry University.
Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.
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Executive Officers
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the material elements of the compensation of each person who served as our principal executive officer or principal financial officer during fiscal 2024 and our three other most highly compensated executive officers for fiscal 2024 (collectively referred to as our “named executive officers” or “NEOs”). Our named executive officers for fiscal 2024 were:

Name	Title
Jack Sinclair	Chief Executive Officer and Director
Curtis Valentine	Chief Financial Officer
Nicholas Konat	President and Chief Operating Officer
Scott Neal	Chief Merchandising Officer
James Bahrenburg	Chief Technology Officer

Unless otherwise provided below, this Compensation Discussion and Analysis will apply to all of our named executive officers.
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Executive Compensation
Section One – Overview and Executive Summary
2024 Fiscal Year Performance
2024 was a remarkable year for our company, with solid comparable sales each quarter, positive traffic, accelerating unit growth, and increasing customer visits and engagement. Thanks to our dedicated team members, we achieved the following accomplishments during fiscal 2024:
•Opened 33 new stores, resulting in 440 stores in 24 states as of December 29, 2024;
•Net sales of $7.7 billion, a 13% increase from 2023;
•Comparable store sales growth of 7.6%;
•EBIT of $504.5 million1;
•Net income of $380.6 million;
•Diluted earnings per share of $3.75; compared to diluted earnings per share of $2.50 and adjusted diluted earnings per share of $2.841 in the same period in 2023;
•Generated cash flow from operations of $645.2 million; and
•Launched approximately 7,100 new products in our stores.
During fiscal 2024, we continued to execute on our growth strategy that we believe will position us for long-term success. As described in the "Business Summary" section above, this strategy focuses on the following areas:
•Win with target customers;
•Customer engagement and personalization;
•Market expansion;
•Create an advantaged supply chain;
•Inspire and engage our talent to create a best place to work;
•Invest in technology for growth; and
•Deliver on financial targets.
Executing on these strategic initiatives has significantly improved our margin structure above our 2019 baseline and has laid the foundation from which we expect to continue to invest and grow. In May 2024, our board of directors approved a three-year, $600 million share repurchase authorization, demonstrating the board’s continued confidence in our future and growth strategy. We repurchased 2.7 million shares of common stock in 2024 for a total investment of $238 million (excluding excise tax).
Compensation Program Background and Philosophy
Our executive compensation program is designed and administered by the talent and compensation committee of our board of directors that is comprised entirely of independent directors. The program is intended to support our growth strategy by attracting, motivating, and retaining executives, rewarding the creation of stockholder value and aligning pay with company performance. We seek to provide executive compensation packages that are competitive with comparable companies and reward the achievement of short-term and long-term performance goals.
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1EBIT and adjusted diluted earnings per share, non-GAAP financial measures, exclude the impact of certain special items. See Appendix A for a reconciliation of these non-GAAP measures.
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Executive Compensation
Like most companies, we use a combination of fixed and variable compensation to reward and incentivize strong performance as well as to align the interests of our executives with those of our stockholders. When making compensation decisions, the talent and compensation committee takes into consideration the value of target total direct compensation (referred to as “TDC”) provided to executives and where that value falls in relation to comparable companies (our peer group along with other market competitors). The talent and compensation committee generally looks to position the value of target TDC within a reasonable range around the market median, which we believe will enable us to remain competitive in attracting and retaining qualified executive officers. Our talent and compensation committee’s decisions on TDC are also influenced by a variety of additional factors, including compensation mix, the executive’s performance, skills, experience, time in the role, retention risk, difficulty to replace and scope of responsibility.
Executive Summary of Our Fiscal 2024 Executive Compensation Program
Our talent and compensation committee has developed an executive compensation program that is designed to align pay with company performance, motivate and incentivize our executive leadership team and be competitive with market practices. Our fiscal 2024 executive compensation program was substantially similar to our fiscal 2023 program. For 2024, our pay mix consisted of base salary, the opportunity to earn annual performance-based cash bonuses based on our achievement of Plan EBIT2 and comparable store sales performance goals and equity incentives consisting of time-vesting RSUs and stock options and performance-based restricted stock (referred to as “performance shares”), which are earned based on our achievement of a Plan EBIT target over a three-year performance period. We have no pension plans or other executive retirement plans except our defined-contribution 401(k) plan (referred to as the “401(k) Plan”) that is available to all team members, and limited executive perquisites consisting primarily of payment of health and life insurance premiums for certain of our named executive officers.
We believe that this mix of compensation closely links executive officer compensation to company performance, as a majority of our NEOs' total compensation is at-risk. For 2024:
•we exceeded both our Plan EBIT target goal and our comparable store sales target goal, resulting in a weighted payout of 291% of target under our annual performance-based cash bonus plan; and
•we exceeded the target performance level of our fiscal 2024 Plan EBIT goal applicable to our performance shares granted in 2022 for our fiscal 2024 Plan EBIT goal, resulting in a 148% payout for this cycle.
Our performance shares granted in 2024 remain subject to a three-year Plan EBIT performance target before they may be earned.
2023 Say-on-Pay Vote and Stockholder Engagement
At our 2024 annual meeting, our say-on-pay advisory vote on the 2023 compensation of our named executive officers described in our 2024 proxy statement received over 85% support from votes cast by our stockholders. Our talent and compensation committee took this solid approval into account as one of many factors it considered in connection with the discharge of its responsibilities during 2024 and attributed this level of support, in part, to many of the features of our company’s compensation program, including:
•Engaging the talent and compensation committee’s independent compensation consultant to evaluate our incentive plan design and provide executive compensation benchmarking analysis;
•Conducting calls with several significant stockholders and reviewing this feedback with our talent and compensation committee;
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2EBIT is a non-GAAP financial measure that is explained and reconciled to the comparable GAAP measure in Appendix A to this proxy statement. We define “Adjusted EBIT” as net income before interest expense and provision for income tax, excluding certain special items we do not consider representative of our ongoing financial performance. We define “Plan EBIT” as Adjusted EBIT, as may be further adjusted for any income or expense that is unusual, non-recurring or extraordinary, as the talent and compensation committee of our board deems appropriate. For 2024, no further adjustments were made to EBIT to arrive at our Adjusted EBIT or Plan EBIT. See Appendix A to this proxy statement for further explanation and reconciliation of non-GAAP measures.
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Executive Compensation
•Requiring a minimum performance threshold for our annual performance-based cash bonus plan before any bonus amount can be earned;
•Utilizing a three-year performance period for our performance shares to better align our practices with the broader retail market and to better align our executive officers’ long-term incentives with the creation of long-term value; and
•Utilizing Plan EBIT as our 2024 performance share metric to continue providing greater emphasis on our core business.
Our talent and compensation committee determined not to make significant structural changes to our executive compensation program in 2024 based on its review of benchmarking analyses performed by its independent compensation consultant, the solid level of stockholder support demonstrated by our 2023 say-on-pay vote and the continued alignment with our strategic priorities of the business. We continued our ongoing stockholder outreach efforts by contacting our largest 20 stockholders in late 2024 and early 2025 to determine if any wished to engage with us on our compensation or ESG practices. Six stockholders collectively holding approximately 25% of our outstanding shares accepted our invitations, and we provided their feedback to our talent and compensation committee. Our talent and compensation committee continues to consider the feedback received and refine our executive compensation program for 2025, as a demonstration of its attention to corporate governance, stockholder feedback and its emphasis on the link between pay and performance.
Section Two – Elements of our Compensation Program
The elements of our 2024 executive compensation program are presented below in summary format and more fully explained in the sections that follow:

Cash Compensation	Base Salary
Base salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within our company. Base salary is generally targeted near the 50th percentile of comparable roles at comparable companies.

	Performance-based Cash Bonus	Our performance-based bonus is an annual cash incentive program designed to reward team members for achieving annual company sales and profitability goals.
Long-Term Equity Incentive Compensation	Performance Shares
Performance shares are granted to incentivize long-term value creation for shareholders by focusing on company profitability over a three-year performance period. Performance shares represented 50% of the annual long-term incentive grant value in fiscal 2024 for our named executive officers.

RSUs
Time-vesting RSUs are granted to provide incentive for long-term creation of stockholder value. RSUs vest in annual installments over three years and represented 25% of the annual long-term incentive grant value in fiscal 2024 for our named executive officers.

Stock Options
Time-vesting stock options are granted to provide incentive for long-term creation of stockholder value. Time-based stock options vest in annual installments over three years and represented 25% of the annual long-term incentive grant value for our named executive officers in 2024.

Benefit Programs	Health, Welfare and Retirement Programs	Executives participate in the same benefit programs that are offered to other salaried team members. Our benefits are designed to provide market competitive benefits to protect team members’ and their covered dependents’ health and welfare and provide retirement benefits in the form of a 401(k) plan.
Other	Perquisites	Limited perquisites are provided to certain executives, primarily in the form of company-paid health and life insurance premiums.
Base Salary
Base salary is a fixed portion of compensation that reflects the talent and compensation committee’s (and the Chief Executive Officer’s, in the case of other named executive officers) assessment of the individual named executive officer’s performance, skills, experience, time in the role and scope of responsibility. Base salaries are generally targeted at levels near the median of comparable roles at comparable companies and are reviewed on an annual basis to determine if any adjustments are required.
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Executive Compensation
Performance-based Cash Bonus
We utilize performance-based cash incentives to motivate executives to attain short-term objectives that align with long-term business goals. Meeting or exceeding our annual business and financial goals is important to executing our strategy and delivering long-term value to stockholders. Individual award opportunities vary by job level and are generally set so that, along with other components of compensation, the executives’ target TDC is competitive with comparable roles at comparable companies.
For 2024, our performance-based cash bonus plan was based upon (1) Adjusted EBIT, as further adjusted for any income or expense that is unusual, non-recurring or extraordinary, as the talent and compensation committee of our board deems appropriate (referred to as “Plan EBIT”), and (2) comparable store sales growth. No incentive award was payable to executives unless a pre-established minimum of 95% of the target Plan EBIT goal or 97.5% of the target comparable store sales goal was exceeded. Incentive award payouts increased for performance up to a maximum of 115% of the target Plan EBIT goal and 105% of the target comparable store sales goal. For the 2024 performance-based cash bonus plan, the talent and compensation committee did not make any further adjustments to EBIT to arrive at Adjusted EBIT or Plan EBIT.
The performance-based cash bonus plan focuses executive officers on critical financial goals. Our talent and compensation committee believes that Plan EBIT is a primary indicator to our stockholders of our core business health, and its use achieves our desire to use a measure of profitability that drives stockholder value creating behaviors. The second measure, comparable store sales growth, focuses executive officers on both strengthening our core business and making our stores more productive.
Each executive officer has a target performance-based cash bonus opportunity, expressed as a percentage of his or her base salary (referred to as the “Target Bonus”), with the ability to earn above or below that target based on our company’s actual performance.
In March 2024, the talent and compensation committee and board of directors approved the financial and operational goals for the company. The talent and compensation committee also reviewed and approved the Target Bonus opportunity for each executive officer. If Plan EBIT and comparable store sales growth were 100% of the established targets, each of our executive officers would be entitled to receive 100% of such officer’s respective Target Bonus. In addition, each executive officer had the opportunity to earn up to 300% of such officer’s Target Bonus (referred to as “Total Bonus Opportunity”). Payouts are interpolated between the threshold and target amounts and the target and maximum amounts. The range of bonus opportunities for our named executive officers for 2024 were as follows:

NEO	Threshold Bonus (as % of Base Salary)	Target Bonus (as % of Base Salary)	Total Bonus Opportunity (as % of Base Salary)

Sinclair	0%	150%	450%
Konat	0%	100%	300%
Valentine/Neal	0%	75%	225%
Bahrenburg	0%	60%	180%
Because such a large percentage of executive officer compensation is performance-based, our talent and compensation committee invests significant time determining the annual financial target for our performance-based cash bonus program. In general, management makes the initial recommendation for the financial targets based upon our company’s annual board-approved budget, and these recommendations are reviewed and discussed by the talent and compensation committee. The major factors used in setting one or more targets for a particular year are the results for the most recently completed year and the budget for the current year. Other factors taken into account may include general economic and competitive market conditions and industry dynamics. Our talent and compensation committee sets the final corporate performance goals during our first quarter at levels our talent and compensation committee believes are challenging for management to achieve.
Performance-based cash bonus payouts are determined in the first quarter of each year following completion of the plan year by measuring the performance against each of the applicable performance goals. In determining whether the performance goals are met, the talent and compensation committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual
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Executive Compensation
or infrequently occurring events. For 2024, no further adjustments were made to EBIT to arrive at our Adjusted EBIT or Plan EBIT. The 2024 incentive award target goals and 2024 results and corresponding bonus percentages relative to the target amounts are shown below.

Weighting	Rationale for Measure	Threshold Goal	Target Goal	Maximum Goal	2024 Results	Bonus Payout Percentage

Plan EBIT (75%)	Reflects overall business health and is a measure of profitability that is used by our management and drives stockholder value	$398.7 million	$419.7 million	$503.6 million	$504.5 million(1)	300%
Comparable Store Sales (25%)	Demonstrates strength in core business	0.8%	3.4%	8.6%	7.6%	264%
(1)See Appendix A to this proxy statement for a reconciliation of this non-GAAP measure.
Based on these results, our named executive officers earned a 2024 cash incentive award of 291% of their respective Target Bonus amounts based on operating results that exceeded both the Plan EBIT target goal (weighted 75% and corresponding to a 300% bonus payout percentage) and the comparable store sales target goal (weighted 25% and corresponding to a 264% bonus payout percentage). See “Summary Compensation Table” for actual amounts paid under our 2024 performance-based cash bonus plan.
Long-Term Equity Incentive Compensation
Each year we grant equity-based long-term incentive awards to executive officers and key team members to motivate and reward them for creating long-term stockholder value. Long-term incentive awards are generally established so that, when added to total cash compensation, the target TDC for an individual executive is generally competitive around the market median of comparable roles at comparable companies. In 2024, our talent and compensation committee determined to grant to our executive officers performance shares, time vesting RSUs and stock options. The value of such equity awards increases or decreases as a result of changes in the market price of our common stock, which directly aligns the interests of our named executive officers with our stockholders.

Award	Weighting	Vesting Terms and Other Conditions

Performance Shares	50%
Performance shares are designed to reward cumulative performance over a three-year period and are subject to our company achieving a Plan EBIT target for fiscal 2026 based on our financial objectives. If the 2026 Plan EBIT target is achieved, the performance shares will be considered “earned” and will generally vest on the third anniversary of the grant date, subject to continued employment. The performance shares are subject to threshold achievement of 90% of the Plan EBIT performance target, and if the Plan EBIT performance target is exceeded, our named executive officers may earn performance shares greater than the target amount, up to 200% of the target number of shares for achievement of 115% of the Plan EBIT performance target. Performance goals and outcomes will be disclosed following the performance period.
The target number of shares of our common stock subject to performance shares is determined by the 20-day trailing average closing price for our common stock as reported on the grant date.

RSUs	25%	Our named executive officers received time-vesting RSUs that vest one-third on each anniversary of the grant date. The number of shares of our common stock granted as RSUs is determined by the 20-day trailing average closing price for our common stock as reported on the grant date.
Stock Options	25%	The exercise price of the stock options equals the closing price on the date of grant. Stock options vest one-third on each anniversary of the grant date and expire after seven years. The number of shares of our common stock granted as stock options is determined by the Black-Scholes model for option valuation on the grant date.
Performance conditions for the performance shares granted in 2024 will be evaluated based on our 2026 Plan EBIT; goals for 2026 Plan EBIT are not disclosed as this would create competitive harm. While future results cannot be predicted, the talent and compensation committee believes that the 2026 Plan EBIT target was set at a level such that achievement of the target would reflect a strong performance on the part of the executive
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officers and that payout at the maximum would occur only upon the achievement of results substantially in excess of internal and market expectations at the time the target was set. The performance shares granted in 2024 were substantially identical in structure to those granted in 2022, with awards based on company profitability over a three-year performance period. The goals for performance shares granted in 2022 based on 2024 results and corresponding payout percentages relative to the target amounts are shown below.

Weighting	Rationale for Measure	Threshold Goal	Target Goal	Maximum Goal	2024 Results	Payout Percentage

Plan EBIT (100%)	Reflects overall business health and is a measure of profitability that is used by our management and drives stockholder value	$414.7 million	$460.8 million	$529.9 million	$504.5 million(1)	148%
(1)See Appendix A to this proxy statement for a reconciliation of this non-GAAP measure.

For 2025, our talent and compensation committee approved the following changes to long-term equity incentive awards granted to our team members, including our named executive officers:
•performance-based awards are granted in the form of performance-based restricted stock units (PSUs), rather than performance shares; and
•PSUs, RSUs and stock options provide for certain pro rata accelerated vesting upon a team member’s retirement if the sum of the individual’s age and years of service are at least 68, and the individual is at least age 55 and has completed at least 3 years of service.
Benefits and Perquisites
We provide our named executive officers with benefits that the talent and compensation committee of our board of directors believes are reasonable and in the best interests of our company and our stockholders. Consistent with our compensation philosophy, we maintain competitive benefit packages for our named executive officers. The talent and compensation committee, in its discretion, may revise, amend or add to an officer’s benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies.
•Retirement Plan Benefits. We sponsor a 401(k) Plan covering substantially all eligible team members, including our named executive officers. Team member contributions to the 401(k) Plan are voluntary. Contributions by participants are limited to their annual tax deferred contribution limit by the Internal Revenue Service. We match an amount of 50% of every dollar contributed up to the first 6% of the eligible compensation deferred by a participant.
•Health and Welfare Benefits. We offer medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance for all eligible team members. Named executive officers are eligible to participate in the same plans as other eligible team members.
•Perquisites. We pay the premium amounts for medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance plans on behalf of certain of our named executive officers, and impute income related to the limited personal use of our corporate aircraft by certain of our executive officers.
Section Three – How Executive Pay is Established
Role of Our Talent and Compensation Committee
Our talent and compensation committee, which is comprised entirely of independent directors, is responsible for overseeing our executive compensation policies and programs with the goal of maintaining compensation that is competitive and reflects the long-term interests of our stockholders. You can learn more about the talent and compensation committee’s purpose, responsibilities, and structure by reading the committee’s charter posted on our investor relations website at investors.sprouts.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.
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While our Chief Executive Officer and other executive officers may attend meetings of the talent and compensation committee or our board of directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our talent and compensation committee. These decisions are based not only on our talent and compensation committee’s deliberations, but also on input requested from management or outside advisors, including our talent and compensation committee’s independent compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our Chief Executive Officer’s compensation are determined solely by our talent and compensation committee. Decisions regarding other executive officers are made by our talent and compensation committee after considering recommendations from our Chief Executive Officer.
Role of the Compensation Consultant
Our talent and compensation committee may periodically engage the services of independent compensation consultants to provide advice in connection with making executive compensation determinations. The chairperson of our talent and compensation committee, in consultation with other committee members, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure, providing periodic updates on legislative, regulatory and other marketplace trends and assisting in the preparation of compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the independent compensation consultant may interact with management or our other outside advisors to the extent necessary or appropriate.
Our talent and compensation committee engaged Meridian as its independent compensation consultant for fiscal 2024 to provide the committee with an executive compensation assessment, peer group analysis, incentive plan design review and related compensation advice. The talent and compensation committee’s independent compensation consultant provides analyses that inform the committee’s decisions, but it does not decide or approve any compensation decisions. Meridian's representatives met with the chairperson of the talent and compensation committee, with certain members of our management team, and with our talent and compensation committee, as requested, and attended all talent and compensation committee meetings at the request of the committee.
The talent and compensation committee considered the factors set forth in the Nasdaq Stock Market rule regarding compensation advisor independence. Specifically, the talent and compensation committee analyzed whether the work of Meridian as compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Meridian; (ii) the amount of fees from our company paid to Meridian as a percentage of Meridian’s total revenue; (iii) the policies and procedures of Meridian that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Meridian or the individual compensation advisors employed by Meridian with an executive officer of our company; (v) any business or personal relationship of the individual compensation advisors with any member of the talent and compensation committee; and (vi) any stock of our company owned by Meridian or the individual compensation advisors employed by Meridian. The talent and compensation committee considered the above factors related to compensation advisor independence and based on the foregoing, the committee concluded that Meridian was independent.
Our talent and compensation committee intends to continue its practice of retaining executive compensation consultants from time to time, as the committee deems appropriate, to advise our talent and compensation committee with respect to its compensation policies and provide compensation data from comparable companies.
Management’s Role in Compensation Decisions
Members of our human resources, finance and legal departments work with our Chief Executive Officer to recommend changes to existing compensation plans and programs, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the talent and compensation committee in making its decisions and, ultimately, to implement the decisions of the committee.
Our Chief Executive Officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for committee approval the financial goals and the annual variable pay amounts for our executive team. Our Chief Executive Officer works closely with our Chief Human Resources Officer and the chairperson of the talent and compensation committee in analyzing relevant market data to
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determine base salary and annual target bonus opportunities for senior management and to develop targets for our short- and long-term incentive plans. Our Chief Executive Officer is subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our talent and compensation committee with reference to the board-approved budget and any other information the committee deems necessary.
Compensation Levels and Benchmarking
We benchmark our executive compensation against a peer group of companies with which we may compete for executive talent. Market pay data for the peer group for 2024 was gathered through publicly available information, along with compensation survey data provided by Meridian. When making compensation decisions, the talent and compensation committee takes into consideration the value of TDC provided to executives and where that value falls in relation to comparable roles at comparable companies (our peer group discussed below, along with other market survey data). While the talent and compensation committee does not target a specific percentile when making decisions regarding individual compensation components, the committee generally looks to position the value of target TDC to be competitive with the market median of comparable roles at comparable companies. However, the committee considers a number of contributing factors and reference points when determining appropriate compensation levels for each component of our program (salary, annual cash bonus, and long-term incentives) and for the combined sum of these elements (TDC).
The peer group is periodically evaluated and updated to ensure the companies in the group remain relevant to us based on our changing size and other factors. For 2024, our talent and compensation committee reviewed the compensation of our executive officers and compared it with that of both our peer group companies and broader, composite market survey data provided by our compensation consultant. In assessing the appropriateness of peer companies, the talent and compensation committee considered the following criteria for our peer group in 2024: annual revenues; market capitalization, food retail, as well as broader retail; comparable financial metrics; talent market that represents the market for executive talent for our company; and the peer groups used by proxy advisory firms.
The peer group of 12 companies which, along with broader market survey data, was used for benchmarking purposes in fiscal 2024 is set forth below.

Company	Revenue for Most Recent LTM (in millions)	Market Value as of Most Recent FYE (in millions)

Tractor Supply Company	$14,883	$29,146
Casey’s General Stores, Inc.	$14,974	$14,995
Dick’s Sporting Goods, Inc.	$13,425	$19,071
Ulta Beauty, Inc.	$11,362	$20,504
Spartan Nash Co.	$9,549	$615
Burlington Stores, Inc.	$10,475	$18,340
Petco Health and Wellness Co.	$6,239	$1,130
Big Lots, Inc. (1)	$4,515	$684
Grocery Outlet Holding Corp.	$4,263	$1,503
Sally Beauty Holdings, Inc.	$3,717	$1,111
Five Below, Inc.	$3,823	$6,005
Designer Brands Inc.	$3,050	$259
75th Percentile	$11,878	$18,523
50th Percentile	$7,894	$3,754
25th Percentile	$4,153	$1,004
Sprouts Farmers Market, Inc (as of December 29, 2024)	$7,719	$12,754
(1) Filed for Chapter 11 bankruptcy in September 2024. Revenue data as of August 2024; market value data as of February 2024.
Based on input from Meridian, the talent and compensation committee reviewed the peer group during 2024 and based on the evaluation criteria, the committee approved the removal of Big Lots, Inc. and Designer Brands Inc. and the addition of Williams-Sonoma, Inc., Texas Roadhouse, Inc. and Bloomin' Brands, Inc. to our peer group for 2025.
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Our talent and compensation committee may vary from its general approach for various elements of compensation depending on the committee’s analysis of key factors, such as performance, contributions to the business, and ability to replace with a high-quality candidate in our unique industry/model or disruption to our business if an executive were to exit.
Section Four – 2024 Named Executive Officer Pay Actions
2024 Compensation Actions
In 2024, the talent and compensation committee approved the following compensation and awards for our named executive officers after considering each officer’s individual achievements and contributions toward our long-term strategic goals, our peer group and market survey data and the accomplishments of the company.

Name	Base Salary	Target Bonus	RSU Awards	Performance Share Awards	Stock Option Awards	Target TDC

Jack Sinclair	$1,248,000	$1,872,000	$1,404,000	$2,808,000	$1,404,000	$8,736,000
Curtis Valentine(1)	$600,000	$412,500	$171,875	$343,750	$171,875	$1,700,000
Nicholas Konat	$742,630	$742,630	$232,072	$464,144	$232,072	$2,413,548
Scott Neal	$658,788	$494,091	$164,697	$329,394	$164,697	$1,811,667
James Bahrenburg	$566,500	$339,900	$141,625	$283,250	$141,625	$1,472,900
(1)RSU awards for Mr. Valentine do not include an additional equity grant of 2,437 RSUs with a value of $238,022 intended to compensate Mr. Valentine for added responsibilities assumed in his role as Chief Financial Officer and to more closely align with market median compensation. See – "Summary Compensation Table" and "Grant of Plan-Based Awards".
To demonstrate our focus on pay-for-performance, the 2024 target amounts as approved by the talent and compensation committee for each element of compensation is set forth as a percentage of target TDC in the following chart.

At-Risk Pay 86%	At-Risk Pay 65%
•Base Salary: As increases in base salary become effective in early March of each year, the base salaries for the NEOs included in the Summary Compensation Table reflect approximately two months at their respective 2023 base salary rate and the remaining portion of the year at their respective 2024 base salary rate. The table below reflects changes in our named executive officers’ base salaries from the prior year.
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Name	2023 Base Salary	2024 Base Salary	% Change

Jack Sinclair	$1,200,000	$1,248,000	4.0%
Curtis Valentine (1)	n/a	$600,000	n/a
Nicholas Konat	$721,000	$742,630	3.0%
Scott Neal	$633,450	$658,788	4.0%
James Bahrenburg	$550,000	$566,500	3.0%
(1)     Mr. Valentine was appointed Chief Financial Officer effective January 1, 2024. In connection with his appointment, Mr. Valentine received a base salary of $500,000. In September 2024, the talent and compensation committee approved an increase in Mr. Valentine's base salary to $600,000 in recognition of added responsibilities assumed in his role as Chief Financial Officer and to more closely align with market median compensation.
•Short-Term Incentive Awards: We exceeded both the target Plan EBIT goal (which comprised 75% of the Target Bonus amount and corresponded to a bonus payout percentage of 300%) and the target comparable store sales goal scale (which comprised 25% of the Target Bonus amount and corresponded to a bonus payout percentage of 264%), which collectively resulted in a 2024 cash incentive award of 291% of the Target Bonus amount for each named executive officer. This was calculated under the terms of the plan as described in “Section Two – Elements of Our Executive Compensation Program.”
•Long-Term Incentive Grants (Performance Shares, RSUs and Stock Options): The talent and compensation committee approved the long-term incentive grants for each named executive officer in 2024 with a view towards aligning a large portion of executive pay with the interests of our stockholders. All named executive officers received 50% of their annual equity awards in the form of performance shares with a three-year Plan EBIT target, 25% in the form of RSUs, and 25% in the form of stock options.
Section Five – Executive Compensation Governance
Stock Ownership Guidelines
To further align the long-term interests of our executives and our stockholders, our board maintains stock ownership guidelines applicable to our Chief Executive Officer and other executive officers. These guidelines were updated by our talent and compensation committee in 2024. Within five years of appointment to their position, our Chief Executive Officer must obtain and maintain beneficial ownership of shares of Sprouts stock equal in market value to five times his current annual base salary, our President and Chief Operating Officer and our Chief Financial Officer must obtain and maintain beneficial ownership of shares of Sprouts stock equal in market value to three times the executive's current annual base salary and our other executive officers must maintain beneficial ownership of shares of Sprouts stock equal in market value to one times the executive's current annual base salary. For purposes of these executive officer share ownership calculations, we include outright owned shares, unvested RSUs, vested options (in the money portion), and shares beneficially owned by a spouse/dependent and exclude unvested PSAs, and unvested stock options. As of fiscal 2024 year-end, each of our named executive officers met these guidelines or were within five years of their appointment to their position.
ESG Considerations in Executive Compensation
ESG is embedded into our company strategy, and our executives’ performance in executing our strategy is considered when our board makes compensation decisions. For example, one of our strategic initiatives is creating an advantaged fresh supply chain by opening distribution centers closer to our stores, which reduces food waste, lowers our transportation-related carbon footprint, increases access to local farmers, and provides fresher produce for our customers. Our executive leadership responsible for these initiatives are evaluated on the success of these initiatives.
Change-in-Control and Severance Arrangements
Our executive severance and change-in-control plan provides that our Chief Executive Officer is eligible for two to three years of severance benefits upon certain events, including an involuntary termination of employment or termination of employment in connection with a change in control, and our other executive officers
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are eligible for one to two years of severance benefits upon certain events, including an involuntary termination of employment or a termination of employment in connection with a change in control. For further information regarding compensation payable to each of our named executive officers in the event of termination of such officer’s employment, see “Potential Payments Upon Termination or Change in Control”.
Insider Trading and Hedging and Pledging Policy
We maintain an insider trading policy that governs the purchase, sale and other dispositions of our securities by our directors, officers and employees considered insiders. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable Nasdaq listing standards, and expressly prohibits these individuals from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit. Our insider trading policy also expressly prohibits transactions involving hedging or pledging of Sprouts shares by directors, officers or team members without the approval of our Chief Legal Officer, who would review the risks of proposed transactions.Our insider trading policy can be found as an Exhibit to our most recent Annual Report on Form 10-K.
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended generally does not permit publicly traded companies to take income tax deductions for compensation paid to our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers to the extent that compensation exceeds $1 million per officer in any taxable year. Although our talent and compensation committee considers tax consequences as a factor when it makes compensation decisions, it retains the discretion and flexibility to make compensation decisions resulting in the grant of non-deductible compensation to the extent it deems that it is appropriate.
Clawback of Certain Compensation Following Restatement of Financial Statements
In November 2023, our board of directors adopted the Sprouts Farmers Market, Inc. Compensation Recoupment Policy (referred to as the "Recoupment Policy") in accordance with Rule 10D-1 of the Securities Exchange Act of 1934 and Nasdaq listing standards. The Recoupment Policy applies to current and former officers of our company as defined in Rule 10D-1, including the named executive officers, and will be administered by our talent and compensation committee. In the event our company is required to prepare an accounting restatement to correct material noncompliance with any financial reporting requirement under U.S. federal securities laws, including restatements that correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, it is our policy to recover erroneously awarded incentive-based compensation received by our officers as those terms are defined in Rule 10D-1. The recovery of such compensation applies regardless of whether an officer engaged in fraud or misconduct in connection with the restatement. The Recoupment Policy can be found as an Exhibit to our most recent Annual Report on Form 10-K.
Equity Grant Practices

All equity grants made to NEOs must be approved by the talent and compensation committee, which. generally makes grants of equity awards to our NEOs at the first committee meeting of our fiscal year. Awards are neither timed to relate to the price of our stock nor to correspond with the release of material non-public information for the purpose of affecting the value of employee or board compensation, although grants are generally made when our trading window under our insider trading policy is open. Grants to current employees are generally effective approximately 10 business days following the date of the talent and compensation committee meeting approving such grants. Grants to new or newly promoted employees, including potential NEOs, are typically made at the next regularly scheduled talent and compensation committee meeting following the employee's start or promotion date. During fiscal 2024, we did not grant stock options (or similar awards) to any NEO during any period beginning four business days before and ending one day after the filing of any periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Form 8-K that disclosed any material non-public information.

The standard vesting schedule for our equity grants for our NEOs is 100% after the third year for performance shares and one-third per year over three years for RSUs and stock options.

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Risk Considerations
Based on an annual review conducted by the talent and compensation committee, our board of directors does not believe that our 2024 compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our company for the following reasons:
•we believe our fixed pay is competitive given our size and stage of development;
•our variable pay is based on achieving short-term financial goals; we set a threshold for financial targets below which no bonus payment can be made; and cash bonuses are awarded at amounts that are capped to avoid windfall payouts; and
•long-term performance is rewarded through grants of options and RSUs that provide retention value only if our stock remains stable or increases and performance shares that are valuable only if our company achieves certain financial targets, which aligns our executives’ interests with those of our equity holders. In addition, the number of shares that can be earned is capped.
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COMPENSATION COMMITTEE REPORT
Our talent and compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the talent and compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 29, 2024 for filing with the SEC.

Joel D. Anderson, Chairperson
Terri Funk Graham
Joseph D. O’Leary
Compensation Committee Interlocks and Insider Participation
Our talent and compensation committee is comprised of Joel D. Anderson, as Chairperson, Terri Funk Graham and Joseph D. O’Leary. No member of the committee had any contractual or other relationships with us during fiscal 2024 except as directors, nor has any member of the committee ever been an officer or team member of our company.
None of our executive officers currently serve, or in the past year have served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board or talent and compensation committee.
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Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers for fiscal 2024, 2023 and 2022.

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total

Jack Sinclair	2024	$1,237,846	—	$1,403,998	$4,181,192	$5,403,199	$16,213	$12,242,448
Chief Executive Officer(6)	2023	$1,191,347	—	$1,124,995	$5,163,430	$2,010,397	$23,241	$9,513,410
	2022	$1,145,693	—	$1,005,228	$3,144,640	$1,593,945	$16,181	$6,905,687
Curtis Valentine	2024	$552,116	—	$171,852	$749,847	$1,204,993	$8,803	$2,687,611
Chief Financial Officer(7)
Nicholas Konat	2024	$738,055	—	$232,049	$691,056	$2,147,739	$11,860	$3,820,759
President and Chief	2023	$717,366	—	$225,307	$686,316	$968,444	$37,354	$2,634,787
Operating Officer(8)	2022	$538,462	$650,000	$218,452	$3,819,495	$599,308	$85,970	$5,911,687
Scott Neal	2024	$653,428	—	$205,851	$613,090	$1,426,107	$11,484	$2,909,960
Chief Merchandising	2023	$630,257	—	$158,358	$482,388	$638,135	$11,835	$1,920,973
Officer(9)	2022	$612,693	—	$153,588	$584,618	$511,445	$11,509	$1,873,853
James Bahrenburg	2024	$563,010	—	$141,612	$421,752	$983,016	$134,200	$2,243,590
Chief Technology Officer
(1)The amounts in this column reflect sign-on bonuses in connection with the appointment of the named executive officers to their respective positions.
(2)The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 25 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024.
(3)The amounts in this column reflect the aggregate grant date fair value of performance shares and RSUs granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 25 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024. Amounts shown with respect to unearned performance shares represent the expected value of the award, based on target level of performance. The value of such currently unearned performance shares at the maximum level of performance for the awards granted in fiscal 2024 would be $5,615,949 for Mr. Sinclair, $687,456 for Mr. Valentine, $928,189 for Mr. Konat, $823,469 for Mr. Neal and $566,474 for Mr. Bahrenburg.
(4)Unless otherwise indicated, amounts shown in this column include bonuses earned in fiscal 2024, 2023 and 2022 under our performance-based cash bonus plan, but not paid until fiscal 2025, 2024 and 2023, respectively, and are based on percentages of the actual base salary amounts earned by the named executive officers during such years.
(5)Amounts in this column for 2024 include (a) medical and disability insurance premiums paid on behalf of Mr. Sinclair; (b) life insurance premiums of $7,524, $1,403, $1,710, $4,804 and $4,100 paid on behalf of Messrs. Sinclair, Valentine, Konat, Neal and Bahrenburg, respectively; (c) health savings account contributions of $500 and $1,000 for Messrs. Valentine and Konat, respectively; (d) matching contributions to our 401(k) Plan for Messrs. Valentine, Konat, Neal and Bahrenburg; (e) $1,166 for personal use of our corporate aircraft by Mr. Sinclair; and (f) relocation expenses of $119,750 paid on behalf of Mr. Bahrenburg.
(6)In addition to his annual equity grant in fiscal 2023, Mr. Sinclair received an additional equity grant of 52,700 RSUs with a value of $1,736,465. Because of the annual per participant limits in our 2013 Incentive Plan, Mr. Sinclair did not receive the full payout percentage applicable to all other executive officers in respect of performance share awards granted in 2020 which were paid in 2023. The additional grant of RSUs, which was subject to a one-year vesting period, was intended to compensate Mr. Sinclair for what he would have earned upon vesting of 2020 performance share awards above the per participant limit set forth in the 2013 Incentive Plan if his payout percentage had not been reduced.
(7)Mr. Valentine was appointed our Chief Financial Officer effective January 1, 2024. In addition to his annual equity grant in fiscal 2024, Mr. Valentine received an additional equity grant of 2,437 RSUs with a value of $240,000 on September 4, 2024 in recognition of added responsibilities assumed in his role as Chief Financial Officer and to more closely align with market median compensation.
(8)In addition to his annual equity grant in fiscal 2022, Mr. Konat received a sign-on grant of RSUs with a value of $3,000,000, which was intended to compensate him for compensation from his prior employer that he relinquished to join our company.
(9)In addition to his annual equity grant in fiscal 2022, Mr. Neal received a grant of RSUs with a value of $100,000 in connection with added responsibilities assumed in his role as Chief Merchandising Officer.

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Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for fiscal 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)(#)	All Other Option Awards: Number of Securities Underlying Options (4)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jack Sinclair	—	$0	$1,872,000	$5,616,000	—	—	—	—	—	—	—
	Mar. 19, 2024	—	—	—	0	45,584	91,168	—	—	—	$2,787,462
	Mar. 19, 2024	—	—	—	—	—	—	22,792	—	—	$1,393,731
	Mar. 19, 2024	—	—	—	—	—	—	—	59,754	$61.15	$1,403,998
Curtis Valentine	—	$0	$450,000	$1,350,000	—	—	—	—	—	—	—
	Mar. 19, 2024	—	—	—	0	5,580	11,160	—	—	—	$341,217
	Mar. 19, 2024	—	—	—	—	—	—	2,790	—	—	$170,609
	Sep. 4, 2024(6)	—	—	—	—	—	—	2,437	—	—	$238,022
	Mar. 19, 2024	—	—	—	—	—	—	—	7,314	$61.15	$171,852
Nicholas Konat	—	$0	$742,630	$2,227,890	—	—	—	—	—	—	—
	Mar. 19, 2024	—	—	—	0	7,534	15,068	—	—	—	$460,704
	Mar. 19, 2024	—	—	—	—	—	—	3,767	—	—	$230,352
	Mar. 19, 2024	—	—	—	—	—	—	—	9,876	$61.15	$232,049
Scott Neal	—	$0	$494,091	$1,482,273	—	—	—	—	—	—	—
	Mar. 19, 2024	—	—	—	0	6,684	13,368	—	—	—	$408,727
	Mar. 19, 2024	—	—	—	—	—	—	3,342	—	—	$204,363
	Mar. 19, 2024	—	—	—	—	—	—	—	8,761	$61.15	$205,851
James Bahrenburg	—	$0	$339,900	$1,019,700	—	—	—	—	—	—	—
	Mar. 19, 2024	—	—	—	0	4,598	9,196	—	—	—	$281,168
	Mar. 19, 2024	—	—	—	—	—	—	2,299	—	—	$140,584
	Mar. 19, 2024	—	—	—	—	—	—	—	6,027	$61.15	$141,612
(1)Amounts in these columns represent possible amounts payable under our 2024 performance-based cash bonus plan. For fiscal 2024, cash bonuses to be awarded to each named executive officer were based on Plan EBIT and comparable store sales growth targets. The Target Bonus amounts for 2024 for Mr. Sinclair, Mr. Valentine, Mr. Konat, Mr. Neal and Mr. Bahrenburg were 150%, 75%, 100%, 75% and 60% of 2024 base salary, respectively. The maximum amount achievable by the named executive officers in 2024 was 300% of their respective Target Bonus. In addition, 75% of the bonus criteria for each named executive officer was weighted towards Plan EBIT and 25% towards comparable store sales growth. See “Summary Compensation Table” for actual amounts paid under our 2024 performance-based cash bonus plan.
(2)Amounts in these columns represent unvested performance share awards, which were granted on March 19, 2024 for all named executive officers. The performance shares are eligible to vest on March 19, 2027, and are ultimately earned based on the achievement of three-year Plan EBIT performance conditions and assuming continued service through the vesting date.
(3)Amounts in this column represent unvested RSUs, which were granted on March 19. 2024 for all named executive officers.
(4)Amounts in this column represent unvested options, which were granted on March 19, 2024 for all named executive officers. The options vest in three equal installments on the first three anniversaries of the respective grant dates, assuming continued employment through the applicable vesting date.
(5)Amounts in this column reflect the aggregate grant date fair value of each option, RSU and performance share granted during fiscal 2024, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 25 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024. Amounts with respect to performance share awards represent the expected value of the award, based on the target level of performance and the fair market value of our stock on the grant date.
(6)Represents an additional equity grant of 2,437 RSUs with a grant date value of $240,000. The additional grant of RSUs, which is subject to a three-year vesting period, is intended to compensate Mr. Valentine for added responsibilities assumed in his role as Chief Financial Officer and to more closely align with market median compensation. The RSUs vest in three equal installments on the first three anniversaries of the grant date, assuming continued employment through the applicable vest date.
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Executive Compensation
Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding outstanding equity awards held by our named executive officers as of December 29, 2024.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Name	Grant Date	Exercisable	Unexercisable

Jack Sinclair	March 9, 2020	169,917	—	$16.47	March 9, 2027	—	—	—	—
	March 16, 2021	122,830	—	$24.42	March 16, 2028	—	—	—	—
	March 15, 2022	63,846	31,743	$31.47	March 15, 2029	—	—	—	—
	March 15, 2022(4)	—	—	—	—	—	—	66,617	$8,560,285
	March 15, 2022	—	—	—	—	11,102	$1,426,607	—	—
	March 14, 2023	29,698	59,395	$32.95	March 14, 2030	—	—	—	—
	March 14, 2023(5)	—	—	—	—	—	—	69,337	$8,909,805
	March 14, 2023	—	—	—	—	23,112	$2,969,892	—	—
	March 19, 2024	—	59,754	$61.15	March 19, 2031	—	—	—	—
	March 19, 2024(6)	—	—	—	—	—	—	45,584	$5,857,544
	March 19, 2024	—	—	—	—	22,792	$2,928,772	—	—
Curtis Valentine	March 16, 2021	3,077	—	$24.42	March 16, 2028	—	—	—	—
	March 15, 2022	—	—	—	—	1,655	$212,668	—	—
	March 14, 2023	1,782	3,563	$32.95	March 14, 2030	—	—	—	—
	March 14, 2023(5)	—	—	—	—	—	—	4,160	$534,560
	March 14, 2023	—	—	—	—	1,386	$178,101	—	—
	March 19, 2024	—	7,314	$61.15	March 19, 2031	—	—	—	—
	March 19, 2024(6)	—	—	—	—	—	—	5,580	$717,030
	March 19, 2024	—	—	—	—	2,790	$358,515	—	—
	September 4, 2024(7)	—	—	—	—	2,437	$313,155	—	—
Nicholas Konat	March 21, 2022	13,514	6,756	$32.05	March 21, 2029	—	—	—	—
	March 21, 2022(4)	—	—	—	—	—	—	14,260	$1,832,410
	March 21, 2022	—	—	—	—	24,446	$3,141,311	—	—
	March 21, 2022	—	—	—	—	2,376	$305,316	—	—
	March 14, 2023	5,948	11,895	$32.95	March 14, 2030	—	—	—	—
	March 14, 2023(5)	—	—	—	—	—	—	13,886	$1,784,351
	March 14, 2023	—	—	—	—	4,628	$594,698	—	—
	March 19, 2024	—	9,876	$61.15	March 19, 2031	—	—	—	—
	March 19, 2024(6)	—	—	—	—	—	—	7,534	$968,119
	March 19, 2024	—	—	—	—	3,767	$484,060	—	—
Scott Neal	March 15, 2022	9,700	4,850	$31.47	March 15, 2029	—	—	—	—
	March 15, 2022(4)	—	—	—	—	—	—	10,178	$1,307,873
	March 15, 2022(8)	—	—	—	—	2,799	$359,672	—	—
	March 14, 2023	4,181	8,360	$32.95	March 14, 2030	—	—	—	—
	March 14, 2023(5)	—	—	—	—	—	—	9,760	$1,254,160
	March 14, 2023	—	—	—	—	3,253	$418,011	—	—
	March 19, 2024	—	8,761	$61.15	March 19, 2031	—	—	—	—
	March 19, 2024(6)	—	—	—	—	—	—	6,684	$858,894
	March 19, 2024	—	—	—	—	3,342	$429,447	—	—
James Bahrenburg	September 11, 2023(9)	—	—	—	—	10,204	$1,311,214	—	—
	March 19, 2024	—	6,027	$61.15	March 19, 2031	—	—	—	—
	March 19, 2024(6)	—	—	—	—	—	—	4,598	$590,843
	March 19, 2024	—	—	—	—	2,299	$295,422	—	—
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Executive Compensation
(1)Options are to acquire shares of common stock. Options generally expire seven years from the grant date and vest in three equal installments on each of the first three anniversaries of the grant date, assuming continued employment through the applicable vesting date.
(2)Represents unvested RSUs. The RSUs generally vest in three equal installments on each of the first three anniversaries of the grant date, assuming continued employment through the applicable vesting date.
(3)The market value of unvested awards was calculated by multiplying the number of unvested awards held by the applicable named executive officer by the closing market price of our common stock on the Nasdaq Global Select Market on the last trading day of fiscal 2024, December 27, 2024, which was $128.50 per share.
(4)Represents unvested performance share awards. Amounts reflect the number of shares that may be earned under the performance share awards upon achievement of target performance; actual number of shares earned will be based on the fiscal 2024 Plan EBIT goals. The performance shares cliff vested on March 15, 2025, based on the company’s achievement of 2024 Plan EBIT performance conditions and continued service through the vesting date.
(5)Represents unvested performance share awards. Amounts reflect the number of shares that may be earned under the performance share awards upon achievement of target performance; actual number of shares earned will be based on the fiscal 2025 Plan EBIT goals. The performance shares that are earned will cliff vest on March 14, 2026, assuming 2025 Plan EBIT performance conditions are achieved and continued service through the vesting date.
(6)Represents unvested performance share awards. Amounts reflect the number of shares that may be earned under the performance share awards upon achievement of target performance; actual number of shares earned will be based on the fiscal 2026 Plan EBIT goals. The performance shares that are earned will cliff vest on March 19, 2027, assuming 2026 Plan EBIT performance conditions are achieved and continued service through the vesting date.
(7)Includes RSUs with a value of $240,000 granted to Mr. Valentine in connection with added responsibilities assumed in his role as Chief Financial Officer and to more closely align with market median compensation. These RSUs vest in three equal installment on each of the first three anniversaries of the grant date, assuming continued employment through the applicable vesting date.
(8)Include RSUs with a value of $100,000 granted to Mr. Neal in connection with added responsibilities assumed in his role as Chief Merchandising Officer. These RSUs vest in three equal installments on each of the first three anniversaries of the grant date, assuming continued employment through the applicable vesting date.
(9)Include RSUs with a value of $400,000 granted to Mr. Bahrenburg which was intended to compensate him for compensation from his prior employer that he relinquished to join our company. These RSUs vest in one installment on the second anniversary of the grant date, assuming continued employment through this vesting date.
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Executive Compensation
Option Exercises and Stock Vested
The following table details option exercises and RSU and performance share vesting during fiscal 2024 for each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)

Jack Sinclair	—	—	89,115	$5,660,633
Curtis Valentine	—	—	3,383	$217,333
Nicholas Konat	—	—	78,029	$4,864,642
Scott Neal	6,535	$508,900	6,622	$425,040
James Bahrenburg	—	—	—	—
(1)The value realized on exercise is determined by multiplying the number of shares acquired upon exercise by the difference between the exercise price of the options and the market price of the underlying shares at exercise.
(2)The value realized on vesting is determined by multiplying the number of vested shares by the closing price of our company’s common stock on the vesting date.
Employment Agreements
None of our named executive officers have employment agreements; Mr. Konat has a letter agreement that provides for certain severance benefits upon termination of employment. We and each named executive officer may terminate the officer’s employment at any time. In the event of termination of employment, amounts payable to our named executive officers are reflected in the “Potential Payments Upon Termination or Change in Control” section below.
Potential Payments Upon Termination or Change in Control
On November 4, 2015, our board of directors adopted an Executive Severance and Change in Control Plan (referred to as the “Plan”) to provide benefits and payments to certain of our senior executive officers if their employment is terminated under certain circumstances. The Plan was subsequently amended and restated in December 2018 and February 2020 and covers senior executive officers as defined in the Plan and designated by the talent and compensation committee of our board of directors, including our named executive officers, other than Mr. Konat whose letter agreement provides for variation from the terms of the Plan (as described in the tables below).
In the event that a Plan participant’s employment is terminated by us without cause or due to elimination of job position, reduction in force or restructuring, or by a participant due to relocation, and such termination does not constitute a termination in connection with a change in control described below and is not within 12 months of the participant’s date of hire, (a) our Chief Executive Officer will be eligible to receive continued payments of base salary for two years and COBRA premium reimbursement for two years (or, if earlier, until he is no longer eligible for COBRA coverage), the aggregate amount of the annual bonuses received in respect of the prior two completed fiscal years, and a prorated bonus based on actual performance for the fiscal year in which termination occurs; and (b) other Plan participants will be eligible to receive continued payments of base salary for one year and COBRA premium reimbursement for one year (or, if earlier, until the participant is no longer eligible for COBRA coverage).
In the event that a Plan participant’s employment is terminated by us without cause or by the participant for good reason (each as defined by the Plan) upon or during the 24-month period following a change in control, Plan participants other than our Chief Executive Officer, will be eligible to receive continued payments of base salary for two years and COBRA premium reimbursement for two years (or, if earlier, until the participant is no longer eligible for COBRA coverage), as well as an amount equal to the participant’s target bonus at the time of termination. Our Chief Executive Officer will be eligible to receive continued payments of base salary for three years and COBRA premium reimbursement for three years (or, if earlier, until he is no longer eligible for COBRA coverage), as well as an amount equal to his target annual bonuses paid in respect of the past three completed fiscal years.
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Executive Compensation
Unless otherwise specified, the tables below reflect the amount of compensation to our named executive officers in the event of termination of such officer’s employment outside of or upon a change in control pursuant to the Plan. The amount of compensation payable to each named executive officer upon voluntary (other than for good reason) or for cause termination, good reason or involuntary not for cause termination, and in the event of disability or death of the executive or in connection with a change in control of our company is shown below. The amounts shown assume that such termination or change in control termination was effective as of December 29, 2024, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such officer’s separation from our company.
Our equity award agreements provide for the vesting of the award in connection with a change in control only if not assumed by an acquiror or if the executive's employment is terminated by an acquiror without cause or by the executive for good reason within 24 months of a qualifying change in control transaction. In addition, our outstanding equity award agreements provide for vesting in the event of the executive’s termination of employment on account of death or disability. Options and RSUs would vest in full upon such death or disability, and a pro-rated portion of performance shares would vest (based on the period of employment and calculated using the greater of target or actual expected performance through the termination date, or the actual number of shares if such amount was certified prior to the termination pursuant to the applicable award agreement). As described in more detail in the “Executive Compensation – Compensation Discussion and Analysis” section under the heading “Long-Term Equity Incentive Compensation”, awards granted in 2025 provide for pro rata accelerated vesting upon a named executive officer’s retirement if the sum of the individual’s age and years of service are at least 68 and the individual is at least age 55 and has completed at least 3 years of service.
Jack Sinclair

Executive Benefits and Payments	Voluntary without Good Reason or For Cause Termination on Dec. 29, 2024	Voluntary for Good Reason or Not for Cause Termination on Dec. 29, 2024	Death or Disability on Dec. 29, 2024	Change in Control with No Termination on Dec. 29, 2024	Change in Control with Qualifying Termination within 24 months of Dec. 29, 2024

Compensation:
Bonus	—	$7,413,596	—	—	$5,109,500
Cash severance	—	$2,496,000	—	—	$3,744,000
Health and welfare benefits	—	$49,907	—	—	$74,861
Equity treatment(1)(2)	—	—	$36,557,587	—	$43,432,551
Total	—	$9,959,503	$36,557,587	—	$52,360,912
(1)The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control termination or termination on account of death or disability based on the closing price of our common stock on December 27, 2024, the last trading day of fiscal 2024.
(2)All outstanding and unvested equity awards will only vest upon a change in control if not assumed by an acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of the change in control.
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Executive Compensation
Curtis Valentine

Executive Benefits and Payments	Voluntary without Good Reason or For Cause Termination on Dec. 29, 2024	Voluntary for Good Reason or Not for Cause Termination on Dec. 29, 2024	Death or Disability on Dec. 29, 2024	Change in Control with No Termination on Dec. 29, 2024	Change in Control with Qualifying Termination within 24 months of Dec. 29, 2024

Compensation:
Bonus	—	—	—	—	$450,000
Cash severance	—	$600,000	—	—	$1,200,000
Health and welfare benefits	—	$6,373	—	—	$12,745
Equity treatment(1)(2)	—	—	$2,490,864	—	$3,147,071
Total	—	$606,373	$2,490,864	—	$4,809,816
(1)The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control termination, termination on account of death or disability based on the closing price of our common stock on December 27, 2024, the last trading day of fiscal 2024.
(2)All outstanding and unvested equity awards will only vest upon a change in control if not assumed by an acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of the change in control.
Nicholas Konat(1)

Executive Benefits and Payments	Voluntary without Good Reason or For Cause Termination on Dec. 29, 2024	Voluntary for Good Reason or Not for Cause Termination on Dec. 29, 2024	Death or Disability on Dec. 29, 2024	Change in Control with No Termination on Dec. 29, 2024	Change in Control with Qualifying Termination within 24 months of Dec. 29, 2024

Compensation:
Bonus	—	—	—	—	$742,630
Cash severance	—	$742,630	—	—	$1,485,260
Health and welfare benefits	—	$21,785	—	—	$43,570
Equity treatment(2)(3)	—	$3,141,311	$10,323,400	—	$11,563,597
Total	—	$3,905,726	$10,323,400	—	$13,835,057
(1)The table reflects Mr. Konat’s entitlement to certain additional severance benefits as specified in a letter agreement between the company and Mr. Konat, dated January 25, 2022, in the event Mr. Konat’s employment is terminated by the company without cause or by Mr. Konat for good reason. Such benefits include immediate vesting of any unvested shares in Mr. Konat's $3,000,000 sign-on equity grant.
(2)The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control termination or termination on account of death or disability, and in the case of any unvested shares in Mr. Konat’s $3,000,000 sign-on equity grant, termination by the company without cause or by Mr. Konat for good reason, in each case, based on the closing price of our common stock on December 27, 2024, the last trading day of fiscal 2024.
(3)All outstanding and unvested equity awards will only vest upon a change in control if not assumed by an acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of the change in control.
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Executive Compensation
Scott Neal

Executive Benefits and Payments	Voluntary without Good Reason or For Cause Termination on Dec. 29, 2024	Voluntary for Good Reason or Not for Cause Termination on Dec. 29, 2024	Death or Disability on Dec. 29, 2024	Change in Control with No Termination on Dec. 29, 2024	Change in Control with Qualifying Termination within 24 months of Dec. 29, 2024

Compensation:
Bonus	—	—	—	—	$494,091
Cash severance	—	$658,788	—	—	$1,317,576
Health and welfare benefits	—	$24,954	—	—	$49,907
Equity treatment(1)(2)	—	—	$5,496,854	—	$6,487,503
Total	—	$683,742	$5,496,854	—	$8,349,077
(1)The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control termination or termination on account of death or disability based on the closing price of our common stock on December 27, 2024, the last trading day of fiscal 2024.
(2)All outstanding and unvested equity awards will only vest upon a change in control if not assumed by an acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of the change in control.
James Bahrenburg

Executive Benefits and Payments	Voluntary without Good Reason or For Cause Termination on Dec. 29, 2024	Voluntary for Good Reason or Not for Cause Termination on Dec. 29, 2024	Death or Disability on Dec. 29, 2024	Change in Control with No Termination on Dec. 29, 2024	Change in Control with Qualifying Termination within 24 months of Dec. 29, 2024

Compensation:
Bonus	—	—	—	—	$339,900
Cash severance	—	$566,500	—	—	$1,133,000
Health and welfare benefits	—	$24,954	—	—	$49,907
Equity treatment(1)(2)	—	—	$2,209,502	—	$2,603,397
Total	—	$591,454	$2,209,502	—	$4,126,204
(1)The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control termination or termination on account of death or disability based on the closing price of our common stock on December 27, 2024, the last trading day of fiscal 2024.
(2)All outstanding and unvested equity awards will only vest upon a change in control if not assumed by an acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of the change in control.
Pension Benefits and Nonqualified Deferred Compensation
We do not offer a pension plan for any of our team members. In fiscal 2024, we did not offer a nonqualified deferred compensation plan for any of our team members. Team members meeting certain requirements may participate in our 401(k) Plan.
Team Member Benefit and Stock Plans
We have two team member benefit and stock plans under which we have issued equity to our team members and non-employee members of the board, our 2013 Incentive Plan and our 2022 Incentive Plan. Our stockholders approved the 2022 Incentive Plan at our 2022 Annual Meeting to replace the 2013 Incentive Plan. Although equity awards remain outstanding under the 2013 Incentive Plan, following the approval of our 2022 Incentive Plan by our stockholders, all new equity awards are issued under the 2022 Incentive Plan. See "Equity Compensation Plan Information" below.
CEO Pay Ratio
SEC rules require us to disclose the total annual compensation of our Chief Executive Officer (referred to as “CEO”), the median of the total annual compensation of all employees other than the CEO, as well as their
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Executive Compensation
ratio to each other (referred to as the “CEO pay ratio”). Total compensation for Jack Sinclair and our median compensated employee is calculated in accordance with SEC rules applicable to the Summary Compensation Table. For our 2024 fiscal year, these amounts were as follows:
•CEO’s total compensation: $12,242,448
•Our median compensated employee’s total compensation: $31,784
•Ratio of CEO’s total compensation to our median compensated employee’s total compensation: 385:1
In determining the median compensated employee, we chose December 29, 2024 as the determination date, and used the same median compensated employee that was selected for fiscal 2023, as we believe that there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact this pay ratio disclosure. As of this date, we employed 34,992 total team members (excluding Mr. Sinclair). We annualized compensation for permanent employees who were not employed by us for the full 2024 year. In determining our median compensated employee and computing the CEO pay ratio, we did not use any of the exemptions permitted under SEC rules, nor did we rely on any material assumptions, adjustments (i.e., cost-of-living adjustments) or estimates (i.e., statistical sampling).
We believe that the CEO pay ratio set forth above is a reasonable estimate for fiscal 2024, calculated in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the CEO pay ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO pay ratio reported by other companies may not be comparable to the CEO pay ratio reported for us, as other companies may have different employment and compensation practices and may utilize different permitted methodologies, exclusions, estimates and assumptions in calculating their own CEO pay ratios.
Pay vs. Performance
The following tables and narrative disclosure provide information on the relationship of the compensation of our Chief Executive Officer (also referred to as “PEO”) and our other named executive officers (also referred to as “Non-PEO NEOs”) compared to our performance over the past five fiscal years.
Pay Versus Performance

					Value of Initial Fixed $100 Investment based on:(4)
Year	Summary Comp. Table Total for PEO(1)	Comp. Actually Paid to PEO(3)	Average Summary Comp. Table Total for non-PEO Named Executive Officers(2)	Average Comp. Actually Paid to non-PEO Named Executive Officers(3)	Total Share holder Return	Peer Group Total Share holder Return(4)	Net Income	Company Selected Measure: (Plan EBIT)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2024	$12,242,448	$63,865,510	$2,915,480	$9,328,934	$658.64	$241.39	$380,601,000	$504,500,000
2023	$9,513,410	$15,054,952	$2,289,448	$3,107,267	$246.59	$172.96	$258,856,000	$396,265,000
2022	$6,905,687	$5,175,449	$3,025,003	$2,894,691	$165.91	$164.73	$261,164,000	$358,360,000
2021	$5,773,120	$12,555,590	$1,951,232	$2,120,931	$152.13	$164.01	$244,157,000	$334,076,000
2020	$8,465,476	$13,305,587	$2,051,057	$2,342,408	$103.02	$112.80	$287,450,000	$400,500,000
(1)Jack Sinclair was PEO for each of reported fiscal years (2020-2024).
(2)Non-PEO NEOs whose average compensation is reflected in columns (d) and (e) consist of the following individuals:

2024:	J. Scott Neal, Nicholas Konat, Curtis Valentine, James Bahrenburg
2023:	J. Scott Neal, Nicholas Konat, Lawrence P. Molloy, Brandon F. Lombardi
2022:	J. Scott Neal, Nicholas Konat, Lawrence P. Molloy, Brandon F. Lombardi
2021:	J. Scott Neal, Lawrence P. Molloy, Brandon F. Lombardi, Denise A. Paulonis, Gilliam D. Phipps
2020:	J. Scott Neal, Lawrence P. Molloy, Brandon F. Lombardi, Denise A. Paulonis, Gilliam D. Phipps, David M. McGlinchey

Sprouts Farmers Market | 50 | Proxy Statement 2025

Executive Compensation
(3)Compensation actually paid , or "CAP", as reflected in columns (c) and (e) was calculated in accordance with SEC rules based on the Total Compensation as reflected in the Summary Compensation Table adjusted to present the value of equity-based compensation based on estimated year-end value. The following tables reflect the adjustments made from the Summary Compensation Total to CAP for the PEO and the Non-PEO NEOs:
PEO Summary Compensation Table to Compensation Actually Paid Equity Award Adjustments Reconciliation

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid	Fiscal Year 2024 (For PEO)	Fiscal Year 2023 (For PEO)	Fiscal Year 2022 (For PEO)	Fiscal Year 2021 (For PEO)	Fiscal Year 2020 (For PEO)
Summary Compensation Table Total	$12,242,448	$9,513,410	$6,905,687	$5,773,120	$8,465,476
(Minus): Change in Actuarial Present Value of Pension Benefits	—	—	—	—	—
Plus: Service Costs and Prior Service Cost for Pension Benefits	—	—	—	—	—
(Minus): Grant Date Fair Value of Equity Awards Granted in the Fiscal Year	$(5,585,190)	$(6,288,425)	$(4,149,868)	$(4,182,088)	$(3,328,866)
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$18,946,213	$9,440,055	$3,296,040	$5,276,056	$6,304,580
Plus/(Minus): Change in Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	$35,425,002	$2,111,723	$(1,418,423)	$5,129,300	$1,621,753
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	—	—	—	—	—
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	$2,837,037	$278,189	$542,013	$559,202	$242,644
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	—	—	—	—	—
Plus/(Minus): Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	—	—	—	—	—
Compensation Actually Paid	$63,865,510	$15,054,952	$5,175,449	$12,555,590	$13,305,587
Non-PEO NEOs Summary Compensation Table to Compensation Actually Paid Equity Award Adjustments Reconciliation

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid	Fiscal Year 2024 (Average For Non-PEO NEOs)	Fiscal Year 2023 (Average For Non-PEO NEOs)	Fiscal Year 2022 (Average For Non-PEO NEOs)	Fiscal Year 2021 (Average For Non-PEO NEOs)	Fiscal Year 2020 (Average For Non-PEO NEOs)
Summary Compensation Table Total	$2,915,480	$2,289,448	$3,025,003	$1,951,232	$2,051,057
(Minus): Change in Actuarial Present Value of Pension Benefits	—	—	—	—	—
Plus: Service Costs and Prior Service Cost for Pension Benefits	—	—	—	—	—
(Minus): Grant Date Fair Value of Equity Awards Granted in the Fiscal Year	$(806,777)	$(792,302)	$(1,602,240)	$(1,312,866)	$(849,367)
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$2,613,205	$782,268	$1,443,242	$1,475,337	$1,107,135
Plus/(Minus): Change in Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	$4,177,653	$616,334	$382	$277,264	$29,960
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	—	—	—	—	—
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	$429,373	$385,208	$28,304	$72,500	$3,623
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	$—	$(173,689)	—	$(342,536)	—
Plus/(Minus): Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	—	—	—	—	—
Compensation Actually Paid	$9,328,934	$3,107,267	$2,894,691	$2,120,931	$2,342,408
In accordance with the applicable requirements, the fair values of unvested and outstanding equity awards to the NEOs were re-measured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table.
•For options, the fair values as of each measurement date were determined using a Black-Scholes model, with assumptions and methodologies regarding volatility, dividend yield, and risk-free rates that are generally consistent with those used to estimate fair value at grant under GAAP. The expected life of options as of each measurement date is estimated based on consideration of consistency with the original valuation assumptions for the grant, the circumstances of the grant at the measurement date, and other relevant factors under GAAP.
•For performance shares, fair values reflect the probable outcome of the performance vesting conditions as of each measurement date.
•For RSUs, the fair value is equal to the stock price on the appropriate measurement date.
The table below contains ranges of assumptions used in the valuation of outstanding equity awards for the relevant fiscal years. For more information, please see Note 25 to our consolidated financial statements
Sprouts Farmers Market | 51 | Proxy Statement 2025

Executive Compensation
included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024 and the footnotes to the Summary Compensation Table of this proxy statement.

Fiscal Year 2024
Restricted Stock Units
Stock Price	$48.11 - $128.50
Performance Shares
Financial Metric Multiplier	150% - 200%
Stock Options
Expected Term	0.57 years - 1.83 years
Strike Price	$24.42 - $61.15
Volatility	27.00% - 34.00%
Dividend Yield	0.00%
Risk-Free Interest Rate	4.10% - 5.20%
(4)Total Stockholder Return, or “TSR,” and Peer Group TSR reflect our TSR compared to that of the S&P Food Retail Index (referred to as the “Peer Group Index”). The dollar amounts in columns (f) and (g) represent the value at the end of the applicable year of an assumed $100 investment in, respectively, the Company’s common stock and the Peer Group Index on the last trading day of fiscal 2019.
(5)In accordance with SEC rules, the table must include, in addition to relative TSR and net income, a Company-Selected Measure. We have included Plan EBIT, a non-GAAP measure defined as Adjusted EBIT, as may be further adjusted for any income or expense that is unusual, non-recurring or extraordinary, as the talent and compensation committee of our board deems appropriate. Plan EBIT is a key measure used in determining our annual performance-based cash bonuses and payouts of performance shares. See Appendix A for more information.
Tabular Disclosure of Most Important Compensation-Related Measures. The following were the most important financial performance measures, as determined by our Company, that link CAP to our PEO and non-PEO NEOs to our Company's performance for the most recently completed fiscal year.

Three Most Important Company Performance Measures for Determining Executive Compensation
Plan EBIT: the Company-Selected Measure included and described in the above table
Comparable store sales: a key metric in determining payouts of our annual performance-based cash bonuses
Net sales: our net sales impacts Plan EBIT and comparable store sales
Graphical Comparison of Certain Measures. The following graphs provide a comparison of the Company’s four-year cumulative TSR with that of the Peer Group Index, as well as comparisons of CAP to our PEO and Non-PEO NEOs with Company TSR, net income and Plan EBIT (the Company-Selected Measure).
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Executive Compensation

CAP vs. TSR
$103.0
$152.1
$165.9
$246.6
$658.6
$112.8
$164.0
$164.7
$173.0
$241.4
$13.3M
$2.3M
$12.6M
$2.1M
$5.2M
$2.9M
$15.1M
$3.1M
$63.9M
$9.3M
2020
2021
2022
2023
2024
Compensation Actually Paid (PEO)
Avg. Compensation Actually Paid (Non-PEO NEOs)
Company TSR
Peer Group TSR

Sprouts Farmers Market | 53 | Proxy Statement 2025

Equity Compensation Plan Information
EQUITY COMPENSATION PLAN INFORMATION
As of December 29, 2024, the following table shows the number of securities to be issued upon exercise of outstanding equity awards under our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Equity Awards (a)		Weighted- Average Exercise Price of Outstanding Equity Awards (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity Compensation Plans Approved by Stockholders	1,744,479	(1)	$32.54	(2)	5,589,778	(3)
Equity Compensation Plans Not Approved by Stockholders	—		$—		—
Total	1,744,479		$32.54		5,589,778
(1)Includes 610,415 shares of common stock issuable upon vesting of outstanding RSUs, 370,278 shares of common stock issuable upon vesting of outstanding performance shares (assuming target performance) and 763,786 shares of common stock issuable upon exercise of outstanding stock options granted under the 2013 Incentive Plan and the Sprouts Farmers Market, Inc. 2022 Incentive Plan (referred to as the "2022 Incentive Plan").
(2)The weighted-average exercise price does not include the shares issuable upon vesting of RSUs or performance share awards, which have no exercise price.
(3)Represents shares of common stock remaining available for issuance under our 2022 Incentive Plan.
Sprouts Farmers Market | 54 | Proxy Statement 2025

Report of the Audit Committee
REPORT OF THE AUDIT COMMITTEE
At the end of fiscal 2024, the audit committee consisted of Joel D. Anderson, Hari K. Avula, Kristen E. Blum and Doug G. Rauch. All of the members of the committee are “independent” of our company and management, as independence is defined in applicable rules of the SEC and the Nasdaq Stock Market. Our board has also determined that Messrs. Anderson and Avula are each an “audit committee financial expert” within the meaning of SEC regulations, and that each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience in financial roles and the nature of their employment.
The purpose of the audit committee is to provide oversight of the company’s accounting and financial reporting processes, audits of the financial statements of the company and compliance with applicable legal requirements and regulations. The primary responsibilities of the committee include reviewing and pre-approving the engagement of our independent registered public accounting firm, reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management and reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our board of directors has adopted a written charter for our audit committee, available at investors.sprouts.com, that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of the Nasdaq Stock Market. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.
In fulfilling its oversight responsibilities, the committee reviewed and discussed with management and the independent auditor the audited financial statements as of December 29, 2024 and December 31, 2023 and for each of the years in the three-year period ended December 29, 2024. The committee discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AS 1301: “Communications with Audit Committees,” and other applicable regulations. This included a discussion of the independent auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The committee also discussed with the independent auditor the independent auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.
The committee discussed with our independent auditor the overall scope and plans for its audit. The committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held four meetings during fiscal 2024.
Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2024 for filing with the Securities and Exchange Commission.

Hari K. Avula, Chairperson
Joel D. Anderson
Kristen E. Blum
Doug G. Rauch
The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the company under the Exchange Act or the Securities Act of 1933, as amended, unless and only to the extent that the company specifically incorporates it by reference.
Sprouts Farmers Market | 55 | Proxy Statement 2025

Proposal 2: Advisory Vote on Executive Compensation (“Say-on-Pay”)
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)
Summary
We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of individuals serving as our Chief Executive Officer and Chief Financial Officer, as well as our three other most highly compensated executive officers during our fiscal year ended December 29, 2024), as such compensation is described in the “Executive Compensation – Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 28. We urge our stockholders to review the complete "Executive Compensation" section included in this proxy statement for more information.
Our executive compensation program is designed to promote the creation of long-term stockholder value by paying for performance, attracting and retaining valuable team members and aligning the interests of our named executive officers with those of our stockholders. Our fiscal 2024 executive officer compensation program generally consisted of base salary, annual performance-based cash bonus, equity awards in the form of restricted stock units, stock options and performance share awards that are earned upon the achievement of EBIT targets over a three-year performance period, benefits generally available to all of our salaried team members and limited perquisites. The fixed components (base salary and benefits) of our named executive officer compensation are designed to be competitive in order to induce talented executives to join our company. The variable cash bonus is tied specifically to the achievement of company-wide objectives and is designed so that above-average performance is rewarded with above-average rewards but capped to avoid windfall payments. The equity awards are subject to both performance and time-based vesting, which will provide retention value and reward sustained performance that is aligned with long-term stockholder interests. By tying a large portion of executive compensation to achievement of our financial and operational goals, we seek to closely align the interests of our named executive officers with the interests of our stockholders. Consistent with our pay-for-performance philosophy, our strong performance during 2024 resulted in short-term incentive award payments of 291% of each named executive officer’s target bonus amounts and long-term incentives that may yet be achieved based on our three-year performance period for performance shares granted in fiscal 2024.
Our board of directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the company’s named executive officers for the fiscal year ended December 29, 2024, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
Required Vote
The say-on-pay proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.
The say-on-pay vote is advisory, and therefore not binding on our company, our talent and compensation committee or our board of directors. Although non-binding, the vote will provide information to our talent and compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies and practices, which our talent and compensation committee and our board of directors will be able to consider when determining executive compensation for the years to come.
In accordance with the results of the stockholder vote at our 2020 annual meeting of stockholders, advisory votes on the compensation of our named executive officers are held every year, and there will be another say-on-pay vote at our 2026 annual meeting of stockholders.
Sprouts Farmers Market | 56 | Proxy Statement 2025

Proposal 2: Advisory Vote on Executive Compensation (“Say-on-Pay”)
Recommendation of the Board
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 29, 2024, AS DESCRIBED IN THE “EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS” SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.
Sprouts Farmers Market | 57 | Proxy Statement 2025

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
Our audit committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm (referred to as “PwC”), to audit the consolidated financial statements of our company for the fiscal year ending December 28, 2025 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We anticipate that representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
Aggregate fees billed to our company for the fiscal years ended December 29, 2024 and December 31, 2023 by PwC, our independent registered public accounting firm, are as follows:

	2024	2023

Audit fees(1)	$1,610,000	$1,675,000
Audit-related fees	—	—
Tax fees(2)	16,000	30,000
All other fees(3)	2,000	900
Total	$1,628,000	$1,705,900
(1)Audit fees include fees associated with (i) the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting, (ii) reviews of our interim quarterly consolidated financial statements and (iii) consents and other items related to SEC matters.
(2)Tax fees for 2024 and 2023 include fees associated with tax compliance and tax planning services.
(3)All other fees in 2024 and 2023 consist of licensing fees for PwC's disclosure checklist.
Audit Committee Pre-Approval Policies and Procedures
Our audit committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The chairperson of the audit committee has been delegated the authority to pre-approve any engagement for audit services or permitted non-audit services (other than internal control-related services, which must be pre-approved by the full audit committee), provided the chairperson must present any decisions made under the auspices of this authority to the full committee at the next scheduled meeting.
All of the services provided by PwC described above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.
Vote Required
Ratification of the appointment of PwC to audit the consolidated financial statements of our company for the fiscal year ending December 28, 2025 will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.
Recommendation of the Board
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 28, 2025.

Sprouts Farmers Market | 58 | Proxy Statement 2025

Proposal 4: Approval of Board Declassification Proposal

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

Summary

We are asking stockholders to approve an amendment to our certificate of incorporation to declassify the board in phases and provide for the annual election of the entire board for one-year terms, such that the board will be fully declassified by the 2028 Annual Meeting of Stockholders (referred to as the “Declassification Amendment”). Our certificate of incorporation currently provides that the board shall be divided into three classes of directors (Class I, Class II and Class III directors), with each class elected every three years for a three-year term. The board regularly evaluates the implementation of appropriate corporate governance measures. As a result of our board’s periodic consideration of its classified structure and the potential advantages and disadvantages of declassification, including feedback from stockholders, and prevailing corporate governance trends and market practices, the board has determined that it is appropriate and in the best interests of the company and its stockholders to implement a reorganization of the board into one class with each director subject to election each year for a one-year term. Accordingly, our board has approved, and recommends that all stockholders approve, the proposed amendment to our certificate of incorporation as provided below.

Proposed Amendment to our Certificate of Incorporation

Our certificate of incorporation currently divides the board into three classes that are elected for staggered, three-year terms. If the proposed Declassification Amendment is adopted, directors will begin to be elected on an annual basis as follows, such that directors will begin standing for election for one-year terms in a phased approach over three years with each member of the board (or their successors) standing for election for a one-year term by the 2028 Annual Meeting of Stockholders:

Beginning with the 2028 Annual Meeting, all directors will stand for election at each annual meeting of stockholders for a one-year term expiring at the next annual meeting of stockholders. The phasing in of annual elections of directors over this period is designed so that the term of any incumbent director will not be shortened, and to allow for a smooth transition to a system of annual elections of all directors.

2025 Annual Meeting	Class III directors who are elected pursuant to Proposal 1 at this Annual Meeting would serve a three-year term ending in 2028.
Post 2025 Annual Meeting	Class I and Class II directors would serve out their current terms-ending in 2026 and 2027, respectively.
2026 Annual Meeting	Class I directors would stand for election to serve a one-year term ending in 2027.
2027 Annual Meeting	Class I directors and Class II directors would stand for election to serve a one-year term ending in 2028.
2028 Annual Meeting and after	Entire Board would stand for election to serve for a one-year term, completing the declassification.

Following the effectiveness of the Declassification Amendment and prior to the election of directors at the 2028 Annual Meeting, any director appointed to fill a vacancy in the board will hold office for the remainder of the full term of the class of directors in which the vacancy occurred. Any director appointed to fill a vacancy as a result of an increase in the size of the board will hold office until the next annual election for the class to which such director was appointed.

Following the effectiveness of the Declassification Amendment and from and after the election of directors at the 2028 Annual Meeting, any director appointed to fill a vacancy in the board will hold office until the next annual election for the class to which such director was appointed.

In each case, a director will continue to hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation, removal or retirement.
Sprouts Farmers Market | 59 | Proxy Statement 2025

Proposal 4: Approval of Board Declassification Proposal
Under Delaware law, directors serving on declassified boards may be removed with or without cause, and a simple majority vote is the default threshold. Currently, any director or the entire board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding shares of the company entitled to vote in the election of directors. The proposed Declassification Amendment provides that directors may be removed with or without cause following the transition to a fully declassified board in 2028 as required by Delaware law. At such time, directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors. Directors in a class that is serving out the remainder of a three-year term would continue to be removable only for cause.

Additionally, the board has approved conforming amendments to our bylaws to provide that directors may be removed with or without cause, subject to and effective upon the approval of the Declassification Amendment at the 2025 Annual Meeting.

The description of the Declassification Amendment set forth in this Proposal 4 is qualified in its entirety by reference to the full text of the proposed Amended and Restated Certificate of Incorporation containing the Declassification Amendment, which is included in Appendix B to this Proxy Statement. If approved by our stockholders, the Declassification Amendment would become effective upon its filing with the Secretary of State of the State of Delaware, which we would file promptly following the Annual Meeting.

Required Vote

Approval of the amendment to our company’s certificate of incorporation to declassify the board of directors will require the approval by holders of at least two-thirds (2/3) of the outstanding shares.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS.

Sprouts Farmers Market | 60 | Proxy Statement 2025

Security Ownership of Certain Beneficial Owners and Management
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of March 10, 2025 by the following:
•each of our directors and named executive officers;
•all of our directors and executive officers as a group; and
•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.
For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options, restricted stock and restricted stock units that are currently exercisable or exercisable within 60 days of March 10, 2025. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.
Our calculation of the percentage of beneficial ownership is based on 98,036,041 shares of common stock outstanding as of March 10, 2025.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sprouts Farmers Market, Inc., 5455 East High Street, Suite 111, Phoenix, Arizona 85054.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage Beneficially Owned

Named Executive Officers and Directors:
Jack Sinclair(2)	293,956	*
Curtis Valentine(3)	10,719	*
Nicholas Konat(4)	83,771	*
Scott Neal(5)	37,453	*
James Bahrenburg(6)	2,776	*
Joel Anderson(7)	18,809	*
Hari Avula(8)	10,554	*
Kristen Blum(9)	51,627	*
Joseph Fortunato(10)	28,571	*
Terri Funk Graham(11)	33,010	*
Joseph O’Leary(12)	17,991	*
Doug Rauch(13)	10,247	*
All directors and executive officers as a group (19 persons)	758,678	*
5% Stockholders:
BlackRock, Inc.(14)	13,596,705	13.8%
The Vanguard Group(15)	10,686,608	10.8%
FMR LLC(16)	4,903,954	5.0%
*Less than 1% of the outstanding shares of common stock
Sprouts Farmers Market | 61 | Proxy Statement 2025

Security Ownership of Certain Beneficial Owners and Management
(1)Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of March 10, 2025 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.
(2)The amount listed includes (a) 83,748 shares of common stock and (b) 81,359 shares issuable upon exercise of stock options, 30,256 restricted stock units and 98,593 performance share awards that are currently vested or will become vested within 60 days after March 10, 2025.
(3)The amount listed includes (a) 2,408 shares of common stock and (b) 4,220 shares issuable upon exercise of stock options and 4,091 restricted stock units that are currently vested or will become vested within 60 days after March 10, 2025.
(4)The amount listed includes (a) 16,278 shares of common stock and (b) 15,996 shares issuable upon exercise of stock options, 30,392 restricted stock units and 21,105 performance share awards that are currently vested or will become vested within 60 days after March 10, 2025.
(5)The amount listed includes (a) 4,899 shares of common stock and (b) 11,951 shares issuable upon exercise of stock options, 5,540 restricted stock units and 15,063 performance share awards that are currently vested or will become vested within 60 days after March 10, 2025.
(6)The amount listed includes 2,009 shares issuable upon exercise of stock options and 767 restricted stock units that are currently vested or will become vested within 60 days after March 10, 2025.
(7)The amount listed includes (a) 15,400 shares of common stock and (b) 3,409 restricted stock units that will become vested within 60 days after March 10, 2025.
(8)The amount listed includes (a) 7,957 shares of common stock and (b) 2,597 restricted stock units that will become vested within 60 days after March 10, 2025.
(9)The amount listed includes (a) 49,030 shares of common stock and (b) 2,597 restricted stock units that will become vested within 60 days after March 10, 2025.
(10)The amount listed includes (a) 25,000 shares of common stock and (b) 3,571 restricted stock units that will become vested within 60 days after March 10, 2025.
(11)The amount listed includes (a) 30,413 shares of common stock and (b) 2,597 restricted stock units that will become vested within 60 days after March 10, 2025.
(12)The amount listed includes (a) 15,394 shares of common stock and (b) 2,597 restricted stock units that will become vested within 60 days after March 10, 2025.
(13)The amount listed includes (a) 7,163 shares of common stock and (b) 3,084 restricted stock units that will become vested within 60 days after March 10, 2025.
(14)Based upon information contained in its most recent Schedule 13G/A, filed by the beneficial owner with the SEC on February 5, 2025, as of December 31, 2024, BlackRock, Inc. beneficially owned 13,596,705 shares . The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York, 10001.
(15)Based upon information contained in its most recent Schedule 13G/A, filed by the beneficial owner with the SEC on February 13, 2024, as of December 29, 2023, The Vanguard Group beneficially owned 10,686,608 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(16)Based upon information contained in its most recent Schedule 13G/A, filed by the beneficial owner with the SEC on November 12, 2024, as of September 30, 2024, FMR LLC beneficially owned 4,903,954 shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
Sprouts Farmers Market | 62 | Proxy Statement 2025

Certain Relationships and Related Party Transactions
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements, we describe the below transactions during our last three fiscal years to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.
Guayakí Yerba Mate
We purchased certain yerba mate beverage products for resale from Guayaki Yerba Mate, a company at which our director Hari Avula has served on the board of directors since September 2024. Our purchases from this company in fiscal 2024 totaled $6.5 million. Mr. Avula did not have a direct or indirect interest in such transactions.
Indemnification of Officers and Directors
Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we entered into indemnification agreements with each of our directors and executive officers.
Policies and Procedures for Related Party Transactions
We have adopted a Statement of Policy for the Review, Approval or Ratification of Transactions with Related Persons, available on our investor relations website at investors.sprouts.com. Under this policy, our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons, are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our audit committee.
Sprouts Farmers Market | 63 | Proxy Statement 2025

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our company wishes to have included in the proxy statement in connection with our 2026 annual meeting of stockholders must be submitted to us no later than December 9, 2025. All such stockholder proposals must comply with the procedures outlined in Rule 14a-8.
In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the 2026 annual meeting of stockholders but not submitted for inclusion in the proxy statement for our 2026 annual meeting of stockholders pursuant to Rule 14a-8 must be received by us no earlier than December 22, 2025 and no later than January 21, 2026, unless we change the date of our 2026 annual meeting more than 30 days before or more than 70 days after May 21, in which case stockholder proposals must be received by us no earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of (x) the 120th day prior to such annual meeting or (y) the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All such stockholder proposals must include the specified information described in our bylaws, including in the case of a director nomination, the information required by Rule 14a-19 under the Exchange Act.
Proposals and other items of business should be directed to the attention of our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054.
DIRECTOR NOMINATIONS FOR INCLUSION IN OUR 2026 PROXY MATERIALS (PROXY ACCESS)
Under our proxy access bylaw, if a stockholder (or a group of up to 20 stockholders) who has continuously owned at least 3% of our shares for at least three years and has complied with the other requirements set forth in our bylaws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our 2025 proxy materials for election at our 2025 annual meeting of stockholders, the nominations must be directed to the attention of our Corporate Secretary and received at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054, no earlier than December 22, 2025 and no later than January 21, 2026.
Any stockholder considering a proxy access nomination should carefully review our bylaws, which were included as Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024.
OTHER MATTERS
We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.
Dated: April , 2025
Sprouts Farmers Market | 64 | Proxy Statement 2025

Appendix A
APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This proxy statement contains certain non-GAAP financial measures, including Adjusted EBIT and adjusted diluted earnings per share, in discussing our company’s financial performance, as well as Plan EBIT, that was used as a performance target in certain of our performance-based compensation items during fiscal 2024 and prior fiscal years as disclosed in "Pay vs. Performance." These measures are not calculated in accordance with accounting principles generally accepted in the United States of America (referred to as “GAAP”).
We define Adjusted EBIT as net income before interest expense and provision for income tax, excluding certain special items we do not consider representative of our ongoing financial performance. Plan EBIT may contain further adjustments, as determined by our talent and compensation committee. We define adjusted diluted earnings per share by adjusting the applicable GAAP measure to remove the impact of special items.
We believe the presentation of Adjusted EBIT and adjusted diluted earnings per share aids in the understanding of our business performance, but is not intended to be an alternative to GAAP measures. For the fiscal year ended December 29, 2024, there were no further adjustments used by our talent and compensation committee to determine Plan EBIT for purposes of certain of our performance-based compensation items; thus only Adjusted EBIT is presented below.
These non-GAAP measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. Use of these terms below may differ from similar measures reported by other companies. Because of their limitations, these non-GAAP measures should not be considered as measures of discretionary cash available to use to reinvest in growth of our business, or as measures of cash that will be available to meet our obligations. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.
The following table shows a reconciliation of EBIT to net income and adjusted diluted earnings per share to diluted earnings per share for the fiscal years ended December 29, 2024, December 31, 2023, January 1, 2023 and January 2, 2022:
Sprouts Farmers Market | A-1 | Proxy Statement 2025

Appendix A
SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES
NON-GAAP MEASURE RECONCILIATION
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Fifty-two Weeks Ended December 29, 2024	Fifty-two Weeks Ended December 31, 2023	Fifty-two Weeks Ended January 01, 2023	Fifty-two Weeks Ended January 02, 2022
Net income	$380,601	$258,856	$261,164	$244,157
Income tax provision	126,097	84,884	88,149	78,235
Interest expense, net	(2,201)	6,491	9,047	11,684
Earnings before interest and taxes (EBIT)	504,497	350,231	358,360	334,076
Special items (1)	—	46,034	—	—
Adjusted EBIT	504,497	396,265	358,360	334,076

Net income	$380,601	$258,856	$261,164	$244,157
Special items, net of tax (1)	—	34,272	—	—
Adjusted net income	$380,601	$293,128	$261,164	$244,157
Diluted earnings per share	$3.75	$2.50	$2.39	$2.10
Adjusted diluted earnings per share	$3.75	$2.84	$2.39	$2.10

Diluted weighted average shares outstanding	101,379	103,390	109,139	116,077
(1)For the fifty-two weeks ended December 31, 2023, special items included approximately $28 million in Store Closure and other costs, net primarily related to impairment charges and $6 million in Depreciation and amortization (exclusive of depreciation in cost of sales) for accelerated depreciation in connection with store closures, $9 million in Selling, general and administrative expenses related to store closures, our supply chain transition and acquisition related costs, and $3 million in Cost of sales related to store closures and our supply chain transition. After-tax impact included the tax benefit on the pre-tax charge.

Sprouts Farmers Market | A-2 | Proxy Statement 2025

Appendix B
APPENDIX B

PROPOSED AMENDMENT AND RESTATEMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION

Explanatory Note

The following Amended and Restated Certification of Incorporation of Sprouts Farmers Market, Inc. is marked to reflect the proposed amendments to declassify the Board (referred to as "Proposal 4"), reflected in ARTICLE VI below. If our stockholders do not approve Proposal 4, the applicable amendments will not be made.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF SPROUTS FARMERS MARKET, INC. (THE “CERTIFICATE”)
(as amended and restated on [•], 20[•])

ARTICLE I
NAME

The name of the corporation is Sprouts Farmers Market, Inc.

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, ~~2711 Centerville Rd., Ste. 400~~ 251 Little Falls Drive, New Castle County, Wilmington, DE 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

ARTICLE IV
CAPITAL STOCK

A. The total number of shares of stock which the Corporation shall have authority to issue is 210,000,000, divided into two classes: 10,000,000 shares of Preferred Stock, par value $.001 per share (hereinafter referred to as “Preferred Stock”); and 200,000,000 shares of Common Stock, par value $.001 per share (hereinafter referred to as “Common Stock”).

B. The shares of Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) the designation of the series, which may be by distinguishing number, letter or title;

(ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii) the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

Sprouts Farmers Market | B-1 | Proxy Statement 2025

Appendix B
(iv) dates on which dividends, if any, shall be payable in respect of shares of the series;

(v) the redemption rights and price or prices, if any, for shares of the series;

(vi) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii) whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(viii) the rights of the holders of the shares of such series upon the dissolution of, or upon the subsequent distribution of assets of, the Corporation;

(ix) restrictions on the issuance of shares of the same series or of any other class or series;

(x) the voting powers, full or limited, or no voting powers, of the holders of shares of the series; and

(xi) the manner in which any facts ascertainable outside of this Certificate or the resolution or resolutions providing for the issuance of such series shall operate upon the voting powers, designations, preferences, rights, and qualifications, limitations, or restrictions of such series.

C. The shares of Common Stock shall be subject to the express terms of the shares of Preferred Stock and any series thereof.

D. Except as may otherwise be provided in this Certificate or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

E. Except as may otherwise be provided by law, in this Certificate or in a Preferred Stock Designation, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of shares of Preferred Stock and any series thereof shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

F. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V
RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

A. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to any rights, powers and preferences of any outstanding shares of Preferred Stock and any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by them.

B. Subject to applicable law, and any rights, powers and preferences of any outstanding shares of Preferred Stock and any series thereof, the holders of shares of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors out of funds lawfully available therefor.

ARTICLE VI
DIRECTORS

A. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation, as they may be amended and/or restated from time to time (the “Bylaws”). Election of directors need not be by written ballot unless the Bylaws so provide.

Sprouts Farmers Market | B-2 | Proxy Statement 2025

Appendix B
B. ~~The Board of Directors (other than those directors elected by the holders of shares of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”)) shall be divided into three classes, Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the number of directors constituting the entire Board of Directors. At each~~Effective as of the annual meeting of the stockholders~~,~~ to be held in 2026, the successors ~~to~~of the ~~class of~~ directors whose ~~term expires at that annual~~terms expire at such meeting shall be elected for a term expiring at the ~~third~~ annual meeting of stockholders to be held in 2027; at the annual meeting of stockholders to be held in 2027, the successors of the directors whose terms expire at such meeting shall be elected for a term expiring at the annual meeting of stockholders to be held in 2028; and at each annual meeting of stockholders to be held in 2028 and thereafter, the directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders~~; provided, however, that~~, with each director ~~initially appointed to Class I shall serve for an initial term expiring at the Corporation’s annual meeting of stockholders held in 2014, each director initially appointed to Class II shall serve for an initial term expiring at the Corporation’s annual meeting of stockholders held in 2015, and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s annual meeting of stockholders held in 2016. If the number of directors (other than Preferred Stock Directors) is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and~~to hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Commencing with the annual meeting of stockholders to be held in 2028 (the “Declassification Date”), the Board of Directors will no longer be classified under Section 141(d) of the General Corporation Law of Delaware and directors shall no longer be divided into classes. Until the Declassification Date, the Board of Directors is authorized to assign members of the Board of Directors already in office to their respective classes.

C. Until the Declassification Date and except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors. Following the Declassification Date, any director may be removed from office at any time with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all issued and outstanding shares of capital stock entitled to vote generally in the election of directors.

D. In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered:

(i) to adopt, amend or repeal the Bylaws of the Corporation; and

(ii) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Certificate or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

ARTICLE VII
STOCKHOLDER MEETINGS

A. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing of stockholders.

B. Special meetings of stockholders of the Corporation may be called only by the Board of Directors or the Chairperson of the Board of Directors, and not by the holders of a majority of the voting power of the then outstanding Common Stock.

Sprouts Farmers Market | B-3 | Proxy Statement 2025

Appendix B
C. Advance notice of stockholder nominations for the election of directors and of the proposal by stockholders of any other action to be taken by the stockholders at a meeting shall be given in such manner as shall be provided in the Bylaws of the Corporation.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

A. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to the limits created by the DGCL and applicable case law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.

C. Any amendment, repeal or modification of any of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE IX
SECTION 203 OF THE DGCL

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE X
AMENDMENT

Except as may be expressly provided in this Certificate, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X; provided, that any amendment to this Article X, Section IV.B., Section IV.C., Section VI.B. or Article VII requires the approval by holders of at least two-thirds of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE XI
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or other acquiring any interest in any share of capital stock of the Corporation shall be deemed to have notice of and consent to the provisions of this Article XI.

Sprouts Farmers Market | B-4 | Proxy Statement 2025

Appendix B
IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate ~~of Incorporation~~ on this ~~29th~~[•] day of ~~July, 2013~~[•], 20[•].

By:	~~/s/ Brandon F. Lombardi~~
Name:	~~Brandon F. Lombardi~~
Title:	~~Chief Legal Officer and Corporate Secretary~~
Address:	5455 East High Street, Suite 111 ~~11811 N. Tatum Boulevard Suite 2400~~ Phoenix, ~~85028~~85054
Sprouts Farmers Market | B-5 | Proxy Statement 2025

SPROUTS FARMERS MARKET

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 20, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SFM2025**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 20, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following Class III director nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Kristen E. Blum   02) Jack L. Sinclair

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000665422_1 R1.0.0.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

SPROUTS FARMERS MARKET, INC.
Annual Meeting of Stockholders
May 21, 2025 8:00 AM Pacific Time
This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of SPROUTS FARMERS MARKET, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 8, 2025, and hereby appoints Curtis Valentine and Brandon F. Lombardi and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2025 Annual Meeting of Stockholders of SPROUTS FARMERS MARKET, INC., to be held on **Wednesday, May 21, 2025, at 8:00 AM Pacific Time,** via webcast at www.virtualshareholdermeeting.com/SFM2025, and at any adjournment or postponement thereof, and to vote all shares of common stock of SPROUTS FARMERS MARKET, INC. held of record by the undersigned at the close of business on March 24, 2025 as hereinafter specified upon the proposals set forth on the reverse side of this proxy card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE TWO CLASS III DIRECTOR NOMINEES (PROPOSAL 1), "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, "FOR" THE ELECTION OF THE TWO CLASS III DIRECTOR NOMINEES (PROPOSAL 1), "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. A majority of such proxies or substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

Continued and to be signed on reverse side

0000665422_2 R1.0.0.2